SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
Ross Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

April 3, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held on Wednesday, May 16, 2012 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050. If you will need special assistance at the meeting, please contact Ms. Lovita Brewer, Legal Department, Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050, (925) 965-4231, at least ten days before the meeting.

This year, we are pleased to participate in the Securities and Exchange Commission-approved process for companies to furnish proxy materials over the Internet. We believe this approach facilitates stockholders’ receipt of proxy materials, while reducing the environmental impact of our Annual Meeting. We will mail to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended January 28, 2012. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your Annual Meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders and proxy card will be enclosed.

Thank you for your commitment to Ross Stores and for your cooperation in voting your proxy without delay. You may vote your shares by Internet, toll-free telephone number, or mail. Instructions regarding all three methods of voting are included in this Proxy Statement on the page following the Notice of Annual Meeting of Stockholders.

Sincerely,

ROSS STORES, INC.

Michael Balmuth Vice Chairman and Chief Executive Officer

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ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held on May 16, 2012

To Our Stockholders:

Please take notice that the 2012 Ross Stores, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, May 16, 2012 at 1:00 p.m. PDT, at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, for the following purposes:

1.	To elect three Class II directors for a one-year term.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013.

4.	To vote on a stockholder proposal by the Sheet Metal Workers’ National Pension Fund, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 20, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The available voting methods (by Internet, by telephone, or by mail), are described on the next page. We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

By order of the Board of Directors,

Mark LeHocky Corporate Secretary

April 3, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2012: A complete set of proxy materials relating to our Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.proxyvote.com, where you may also cast your vote.

PRINTED ON RECYCLED PAPER

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2012 Annual Meeting to be held on May 16, 2012. If you are a stockholder of record of Ross Stores, Inc. as of March 20, 2012, you have the right to vote your shares, and may elect to do so, by Internet, by telephone, or by mail. You may also revoke your proxy at any time before the Annual Meeting. Please help us save time and postage costs by voting by Internet or by telephone. Both methods are generally available 24 hours a day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com 24 hours a day, seven days a week.
	b.	Enter the Control Number that appears on the Notice of Internet Availability, or if you received paper copies of the proxy materials, on the proxy card.
	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-800-690-6903, 24-hours-a-day, seven days a week.
	b.	Enter the Control Number that appears on the Notice of Internet Availability, or if you received paper copies of the proxy materials, on the proxy card.
	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by Internet or telephone.)

	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you are considered a beneficial owner, whose stock is held in “street name,” and you will receive instructions for granting proxies from your bank, broker or other agent, rather than a proxy card. Your broker or nominee will enclose a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A number of brokers and banks, however, are participating in a program provided through Broadridge Financial Solutions Inc. (“Broadridge”) that offers the means to grant proxies to vote shares by Internet and by telephone. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by Internet or by calling the telephone number shown on the instruction form received from your broker or bank.

If you attend the Annual Meeting, you may be asked to present: (1) valid government-issued photo identification (e.g., driver's license, state-issued ID, or passport); (2) if you hold your shares through a broker, bank, trustee or nominee (i.e., in street name), proof of beneficial ownership as of the Record Date (e.g., a copy of your voting instruction card or brokerage statement reflecting your stock ownership); and/or (3) for analysts or media, appropriate credentials. Also, the use of cell phones, PDA’s, computers/laptops, pagers, or recording or photographic equipment is not permitted. Security personnel may be present, and coats and bags are subject to search prior to entry.

We must receive votes submitted by Internet, telephone, or mail by 11:59 p.m. PDT on May 15, 2012. Submitting your proxy by telephone or Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

Note about your vote and stock in brokerage accounts: If YOU do not vote your shares on Proposal One (election of directors), your brokerage firm can no longer vote them for you; those shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in routine director elections. However, stock exchange rules changed on January 1, 2010 and brokers are no longer allowed to vote uninstructed shares. So please make your vote count and provide instructions to your broker regarding the election of directors.

Your vote is important. Thank you for voting.

Grants of Plan-Based Awards During Fiscal Year	34

Outstanding Equity Awards at Fiscal Year-End	36

Option Exercises and Stock Vested	38

Non-Qualified Deferred Compensation	39

Potential Payments Upon Termination or Change in Control	40

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	45

RELATED PERSON TRANSACTIONS	45

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	45

PROXY SOLICITATION FEES	46

TRANSACTION OF OTHER BUSINESS	46

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	46

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

ROSS STORES, INC.
4440 Rosewood Drive
Pleasanton, California 94588-3050
(925) 965-4400
www.rossstores.com

PROXY SOLICITATION

The accompanying Proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (“we” or the "Company"), for use at the Company’s 2012 Annual Meeting of Stockholders to be held on Wednesday, May 16, 2012 at 1:00 p.m. PDT, or any adjournments or postponements thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 20, 2012 are entitled to vote. The Annual Meeting will be held at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The date of this Proxy Statement is April 3, 2012, the date on which the Notice of Internet Availability of Proxy Materials was first mailed to our stockholders. The Annual Report to Stockholders for the fiscal year ended January 28, 2012, including financial statements, were first made electronically available to stockholders on April 3, 2012.

The purpose of this Proxy Statement is to provide our stockholders with certain information regarding the Company, its management and their compensation, and to provide summaries of the matters to be voted upon at the Annual Meeting. The stockholders will be asked to: (1) elect three Class II directors to serve a one-year term; (2) provide an advisory vote to approve executive compensation; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013; (4) vote on a stockholder proposal by the Sheet Metal Workers’ National Pension Fund, if properly presented at the Annual Meeting; and (5) transact such other business as may properly come before the Annual Meeting or any adjournments or postponements.

We had outstanding on March 20, 2012, the Record Date, 226,542,969 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held. Our Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For ten calendar days prior to the Annual Meeting, the Company's stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at our corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

All valid proxies received before the Annual Meeting, including proxies granted over the Internet or by telephone and submitted prior to midnight the night before the Annual Meeting, will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted FOR each nominee and FOR proposals 1, 2 and 3, and AGAINST proposal 4. Any proxy given pursuant to this solicitation may be revoked by the person giving it, at any time before it is exercised, by filing with our Corporate Secretary an instrument revoking it, by presenting at the meeting a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2012 (except as noted in footnote (2)) regarding the ownership of the common stock of the Company by: (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company; (ii) each director and each of the executive officers named in the Summary Compensation Table; and (iii) all executive officers and directors of the Company as a group. Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Owner and	Amount and Nature of	(1)	Percent of Common
the Directors and Executive Officers	Beneficial Ownership		Stock Outstanding
FMR LLC	32,799,890	(2)	14.35%
82 Devonshire St.
Boston, MA 02109

BlackRock, Inc.	14,587,145	(2)	6.38%
40 East 52nd St.
New York, NY 10022

The Vanguard Group, Inc.	14,016,979	(2)	6.13%
100 Vanguard Blvd.
Malvern, PA 19355

Michael Balmuth	802,328	(3)	*
K. Gunnar Bjorklund	83,170	(4)	*
Michael J. Bush	122,206	(5)	*
Norman A. Ferber	7,406	(6)	*
Sharon D. Garrett	113,740	(7)	*
George P. Orban	2,824,062	(8)	1.2%
Gregory L. Quesnel	13,042	(9)	*
Donald H. Seiler	1,242,472	(10)	*
John G. Call	222,845	(11)	*
Barbara Rentler	453,943	(12)	*
Michael O’Sullivan	587,834	(13)	*
James S. Fassio	671,559	(14)	*
All executive officers (as defined by Rule 3b-7 of	7,770,299	(15)	3.4%
the Securities and Exchange Act of 1934) and
directors as a group (14 persons, including the
executive officers and directors named above)
____________________

*	Less than 1%

(1)	To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable, and the information contained in the footnotes to this table.

(2)	Information is as of December 31, 2011 and based on Schedule 13G and 13G/A filings made with the Securities and Exchange Commission.

(3)	Mr. Balmuth. Includes 570,352 shares of the Company's common stock that were granted under the Company's 2008 Equity Incentive Plan, which remain subject to vesting. Also includes 222,388 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(4)	Mr. Bjorklund. Includes options to purchase 68,948 shares of the Company’s common stock exercisable within 60 days of March 1, 2012. Also includes 5,978 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(5)	Mr. Bush. Includes options to purchase 100,948 shares of the Company’s common stock exercisable within 60 days of March 1, 2012. Also includes 5,978 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(6)	Mr. Ferber. Includes 5,978 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(7)	Ms. Garrett. Includes options to purchase 100,948 shares of the Company’s common stock exercisable within 60 days of March 1, 2012. Also includes 5,978 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(8)	Mr. Orban. Includes 2,376,992 shares held in the name of Orban Partners and 151,900 shares held indirectly by Mr. Orban for his minor children. Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 100,948 shares of the Company's common stock exercisable within 60 days of March 1, 2012, as well as 5,978 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(9)	Mr. Quesnel. Includes 7,014 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(10)	Mr. Seiler. Includes 5,978 shares of the Company’s common stock that were granted under the Company’s 2008 Equity Incentive Plan, which remain subject to vesting.

(11)	Mr. Call. Includes options to purchase 156,000 shares of the Company's common stock exercisable within 60 days of March 1, 2012. Also includes 37,990 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting, as well as 9,884 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(12)	Ms. Rentler. Includes 370,014 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting. Also includes 49,904 shares of the Company’s Common Stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(13)	Mr. O’Sullivan. Includes options to purchase 175,114 shares of the Company's common stock exercisable within 60 days of March 1, 2012. Also includes 341,504 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting, as well as 49,904 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(14)	Mr. Fassio. Includes options to purchase 195,114 shares of the Company's common stock exercisable within 60 days of March 1, 2012. Also includes 236,312 shares of the Company's common stock that were granted under the Company's 2004 and 2008 Equity Incentive Plans, which remain subject to vesting, as well as 45,212 shares of the Company’s common stock granted pursuant to a Performance Share Award under the 2008 Equity Incentive Plan, which remain subject to vesting.

(15)	Includes 950,020 shares subject to outstanding options held by directors and executive officers, which were exercisable within 60 days of March 1, 2012. Also includes 2,058,166 shares of the Company's common stock granted under the Company's 2004 and 2008 Equity Incentive Plans that remain subject to vesting, as well as 451,652 shares of the Company’s Common Stock granted pursuant to Performance Share Awards under the 2008 Equity Incentive Plan, which remain subject to vesting.

PROPOSAL 1
ELECT CLASS II DIRECTORS

If elected, each nominee will hold office for a one-year term or until his or her successor is elected and qualified, unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee(s).

Vote Required and Board of Directors’ Recommendation

The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors. Therefore, the three nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors. At this Annual Meeting, the election of directors is uncontested. As further discussed below, under the heading “Bylaws Provide Majority Voting Standard for Director Elections,” our Bylaws provide that any incumbent director who fails to receive more votes in favor of election than votes against (or to withhold authority) in an uncontested director election must promptly tender his or her offer of resignation to our Board.

The Board of Directors unanimously recommends that the stockholders vote FOR the three Class II director nominees listed below – Michael Balmuth, K. Gunnar Bjorklund and Sharon D. Garrett.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company currently provide that the number of members of the Board of Directors of the Company (the “Board”) may be fixed from time to time exclusively by the Board and that the directors currently shall be divided into three classes as nearly equal in number as possible. The Board currently consists of three classes, with their current terms being three years. Beginning in 2012, directors will be elected for one-year terms; Class I and Class III directors elected prior to the 2012 Annual Meeting, however, will complete the full three-year terms to which they were previously elected. As of the 2014 Annual Meeting, the Company will have completed its transition to a declassified Board, there will no longer be separate director classes, and each director will be re-elected annually. The Board currently consists of eight authorized members. There are currently no Board vacancies.

The terms of the three current Class II directors, Michael Balmuth, K. Gunnar Bjorklund and Sharon D. Garrett, will expire on the date of the upcoming Annual Meeting. Accordingly, three persons are to be elected to serve as Class II directors of the Board of Directors at the meeting. The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to serve as members of Class II of the Board until the 2013 Annual Meeting of Stockholders are the three incumbent Class II directors. If any of the nominees declines to serve or becomes unavailable for any reason, the proxies may be voted for such substitute nominees as the Nominating and Corporate Governance Committee may designate. Proxies cannot be voted for more than the three nominees.

The following table indicates the name, age, business experience, principal occupation and term of office of each nominee standing for election at the 2012 Annual Meeting, and of each director of the Company whose term of office as a director will continue after the 2012 Annual Meeting.

			Director
	Principal Position	Age	Since

Nominees for Election as Class II Directors with Terms Expiring in 2013

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the Company since 1996; President from 2005 to 2009; Executive Vice President, Merchandising from 1993 to 1996; Senior Vice President, Merchandising from 1989 to 1993. The Nominating and Corporate Governance Committee has noted Mr. Balmuth’s long history and extensive executive and merchandising experience with the Company.	61	1996

K. Gunnar Bjorklund	Managing Director, Sverica International, since 1991. Director, Corporate Strategic Planning for American Express Company, from 1987 to 1990. Management Consultant with McKinsey & Company from 1985 to 1987. The Nominating and Corporate Governance Committee has noted Mr. Bjorklund’s executive and consulting experience.	52	2003

Sharon D. Garrett	Senior Vice President, Reimbursement Services, American Medical Response, Inc., since 2007; Management Consultant, 2006 to 2007; Executive Vice President, Enterprise Services, PacifiCare Health Systems from 2002 to 2005; Chief Executive Officer of Zyan Communications from April 2000 to November 2000; Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. The Nominating and Corporate Governance Committee has noted Ms. Garrett’s executive and operational experience.	63	2000

Incumbent Class III Directors with Terms Expiring in 2013

Michael J. Bush
President and CEO, NTN Buzztime, Inc., since 2010, member of the Board of Directors since 2009; Managing Member, B IV Investments, LLC since 2007; President and CEO, 3 Day Blinds, Inc., from 2007 to 2010, Member of the Board of Directors from March 2010 to September 2010; President and Chief Executive Officer, Anchor Blue Retail Group, from 2003 to 2007; President and Chief Executive Officer, Bally, North America, Inc. and member of the Board of Directors of Bally International AG from 2000 to 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995. The Nominating and Corporate Governance Committee has noted Mr. Bush’s executive and retail experience.
		51	2001

Norman A. Ferber	Consultant to the Company since 1996; Chairman of the Board since 1993; Chief Executive Officer of the Company from 1988 to 1996; President 1993 to 1996; Chief Operating Officer from 1987 to 1988. Prior to 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company. The Nominating and Corporate Governance Committee has noted Mr. Ferber’s long history and extensive executive and merchandising experience with the Company.	63	1987

Gregory L. Quesnel
Member of the Board of Directors, SYNNEX Corporation, since September 2005 (also member of the Audit (Chairman), Executive, and Nominating and Corporate Governance committees); Member of the Board of Directors, Potlatch Corporation since 2000 (also member of the Audit, Compensation, Finance (Chairman), and Nominating and Corporate Governance committees); Chief Executive Officer, Con-Way (CNF, Inc.), from 1997 to 2004, Executive Vice President and Chief Financial Officer from 1994 to 1997 (Senior Vice President and Chief Financial Officer from 1991 to 1994; prior executive and management positions from 1975 to 1991). Prior finance roles with Evans Products Company and Chevron Corporation. The Nominating and Corporate Governance Committee has noted Mr. Quesnel’s executive and financial experience.
		63	2009

Incumbent Class I Directors with Terms Expiring in 2014

George P. Orban	Managing partner of Orban Partners, a private investment company, since 1984. Chairman of the Board of Egghead.com, Inc. from 1997 to 2001, and Chief Executive Officer from 1997 to 1999. The Nominating and Corporate Governance Committee has noted Mr. Orban’s executive retail experience and his longstanding familiarity with the Company.	66	1982

Donald H. Seiler	Founding Partner of Seiler, LLP since 1957; Member of the Board of Directors, Greater Bay Bancorp, from 1989 to 2007; Mr. Seiler is a Certified Public Accountant. The Nominating and Corporate Governance Committee has noted Mr. Seiler’s financial and accounting experience and his longstanding familiarity with the Company.	83	1982

During fiscal 2011, the Board held five meetings. No incumbent member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year. The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Quesnel and Seiler are each an independent director under the applicable listing standards of the NASDAQ Stock Market, Inc. Global Select Market’s (“NASDAQ”). During the fiscal year, the independent directors held two meetings in executive session without management.

We have standing audit, compensation, and nominating and corporate governance committees. The Board has adopted written charters for each of these committees, which are posted on the Company’s corporate website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section. The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers, directors and business partners. Both of these Codes also are posted on the Company’s website, as are the Company’s Corporate Governance Guidelines adopted by the Nominating and Corporate Governance Committee.

Board Leadership Structure, Risk Management and Committees. Our Board has separated the roles of Chairman of the Board (“Chairman”) and Chief Executive Officer (“CEO”), and has appointed Norman A. Ferber to serve as Chairman. Mr. Ferber is not an employee or executive officer of the Company, but has worked as a consultant to the Company since 1996. He was formerly the Company’s CEO from January 1988 through August 1996. Our current CEO, Michael Balmuth, has been designated Vice Chairman of the Board.

Our Board has determined that this leadership structure is appropriate because it has worked effectively for many years. Our Board seeks to have both strong leadership as a Board and a strong CEO. Our experience has shown that separation of the roles of Chairman and of CEO can contribute to the effectiveness of both. However, for this structure to be the most effective, it is key who fills each of those roles, and our Board believes that it is preferable for both to have deep industry expertise and organizational familiarity with the Company. Mr. Ferber previously served as our CEO, which we believe contributes to the effectiveness of our current leadership structure.

Our Board exercises oversight over our risk management activities, requesting and receiving reports from management, including direct reports made to our Board by officers with responsibility for risk management in various parts of our business. Our Board has delegated primary responsibility for oversight of risks relating to financial controls and reporting to our Audit Committee, which in turn reports to the full Board on such matters as appropriate.

Audit Committee. The members of the Audit Committee during fiscal 2011 were Ms. Garrett and Messrs. Seiler, Bush and Quesnel. Each of the members of the Audit Committee is independent for purposes of applicable NASDAQ listing standards and rules issued by the Securities and Exchange Commission. The Board of Directors has also determined that Mr. Seiler is considered to be an “audit committee financial expert” and that Ms. Garrett and Messrs. Bush and Quesnel are each “financially literate,” as those terms are defined in rules issued by the Securities and Exchange Commission. The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, oversight relating to the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies, oversight of the internal audit function, and reviewing and approving related party transactions. The Audit Committee held eight meetings during fiscal 2011. The functions and activities of the Audit Committee are further described below under the heading Board of Directors Audit Committee Report.

The Audit Committee also assists the Board in oversight of certain Company risks, particularly in the areas of internal controls, financial reporting, the internal audit function, and review of related party transactions.

Compensation Committee. The members of the Compensation Committee during fiscal 2011 were Messrs. Orban and Bjorklund, each of whom is independent for purposes of the applicable NASDAQ listing standards. This committee held eleven meetings during fiscal 2011. The Compensation Committee serves to carry out the responsibilities of the Board of Directors relating to compensation of the Company's executives, including the compensation of our CEO. This committee oversees and administers the policies and plans that govern the cash, equity and incentive compensation of executive officers and non-employee directors of the Company. This committee also is responsible for administering and establishing the terms, criteria and size of equity compensation grants under the Company's 2008 Equity Incentive Plan and applicable predecessor plans (collectively, the “Equity Incentive Plans”) and Incentive Compensation Plan, and administering the Company’s Employee Stock Purchase Plan, 401(k) Plan and Nonqualified Deferred Compensation Plan. This committee is also appointed to assist the Board in succession planning and development and retention of senior management talent, and to ensure leadership continuity and organizational strength to achieve the Company's short- and long-term goals.

After review by the Compensation Committee and management regarding the Company’s compensation policies and practices with respect to risk-taking incentives and risk management, the Company does not believe that potential risks arising from its compensation policies or practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during fiscal 2011 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban, Quesnel and Seiler. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates. This committee also provides oversight on matters involving our corporate governance. This committee held three meetings during fiscal 2011.

Biographical information concerning our executive officers is contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

Policy and Procedure for Director Nomination

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications, independence and skill of candidates for election to our Board of Directors. The Nominating and Corporate Governance Committee does not have a formal policy regarding Board diversity; however, this Committee seeks to promote a well-rounded Board, with a balance and diversity of skills and experience appropriate for the Company’s business. When there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee is responsible for evaluating candidates to fill such vacancy. This Committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics and values;
(ii)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;
(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry;
(iv)	experience as a board member of another publicly held company;
(v)	academic expertise in an area of the Company’s operations;
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries;
(vii)	whether the nominee is “independent” for purposes of Securities and Exchange Commission rules and NASDAQ listing standards applicable to the Company;
(viii)	potential conflicts of interest; and
(ix)	other qualifications and characteristics the Committee believes are pertinent.

In considering candidates, the Nominating and Corporate Governance Committee evaluates qualified candidates for nomination to fill open seats on the Board of Directors and makes a recommendation to the full Board concerning such candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based on the same criteria listed above that would apply to candidates identified by a Committee member. There are no specific, minimum qualifications formulated by the Nominating and Corporate Governance Committee that must be met by a potential nominee. The Nominating and Corporate Governance Committee believes that it is desirable for a majority of our directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to us at our principal executive offices, addressed to the attention of the Nominating and Corporate Governance Committee, so that it is received no later than 120 calendar days before the one year anniversary of the mailing date of our prior year’s Proxy Statement sent to stockholders. A stockholder who recommends a person as a potential director candidate may be requested by the Nominating and Corporate Governance Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Bylaws Provide Majority Voting Standard for Director Elections

In 2011, after discussion with institutional investors and review of governance trends and practices, the Board amended the Company’s Bylaws to implement a majority voting standard with respect to uncontested elections of directors. Under our current Bylaws, any director nominee in an uncontested election who receives more votes to “withhold approval” or against election than votes in favor of election must tender his or her offer of resignation to the Board within 14 days following the certification of the stockholder vote. The Board then has authority to determine whether or not to accept the director’s offer of resignation. The Bylaws provide that the Nominating and Corporate Governance Committee (or another committee designated by the Board) will consider what action should be taken with respect to such offers of resignation, and make a recommendation to the Board within 60 days following the certification of the stockholder vote. The Board is required to take action on the matter within 90 days following the certification of the stockholder vote. Both the reviewing committee and the Board are authorized to consider all factors they believe to be relevant in determining whether or not to accept any resignation. Within five business days after reaching its decision, the Board is required to publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors. Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050. Communications from stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, repetitive, in bad taste or that present safety or security concerns may be handled differently. The Corporate Secretary may, at his or her discretion, not forward correspondence that is primarily commercial in nature or if it relates to an improper or irrelevant topic. If multiple communications are received on a similar topic, the Corporate Secretary may, at his or her discretion, forward only representative correspondence.

Director Attendance at Annual Meeting

We typically schedule a Board meeting in conjunction with the Annual Meeting. We expect, but do not require, that all directors will attend, absent a valid reason, such as an unavoidable scheduling conflict. All of the members of the Board of Directors attended the 2011 Annual Meeting.

COMPENSATION OF DIRECTORS

The chart below summarizes all compensation earned by all persons serving on our Board of Directors for their services during fiscal 2011:

Director Compensation (Fiscal 2011)
	Fees Earned or			All Other
	Paid	Option	Stock Awards	Compensation	Total
Name	in Cash (1)	Awards	(2)	(3)	Compensation
Norman A. Ferber	$0	$0	$100,033	$1,322,746	$1,422,779
Michael Balmuth*	$0	$0	$0	$0	$0
K. Gunnar Bjorklund	$74,000	$0	$100,033	$0	$174,033
Michael J. Bush	$73,500	$0	$100,033	$0	$173,533
Sharon D. Garrett	$73,500	$0	$100,033	$0	$173,533
George P. Orban	$100,500	$0	$100,033	$0	$200,533
Gregory L. Quesnel	$73,500	$0	$100,033	$0	$173,533
Donald H. Seiler	$115,500	$0	$100,033	$0	$215,533
____________________

* Mr. Balmuth does not receive any separate compensation for his service as a member of the Board. Information regarding compensation for Mr. Balmuth is reflected in the Summary Compensation Table and the other tables and accompanying discussion.

(1)	In fiscal 2011, the Compensation Committee and Nominating and Corporate Governance Committee each held two uncompensated meetings.
(2)	In fiscal 2011, the Company terminated its Nonemployee Director Equity Award Program, with director equity awards instead to be determined annually. In fiscal 2011, directors were awarded an equity retainer fee in the amount of $100,000 (rounded up to the nearest share). Stock award values reflect the total value determined by multiplying the number of shares of restricted stock granted by the closing price of Ross Stores, Inc. common stock as reported on the NASDAQ on the date of grant. For fiscal 2011, the amounts shown for Ms. Garrett and Messrs. Ferber, Bjorklund, Bush, Orban, Quesnel and Seiler reflect a restricted stock award of 2,444 shares granted on May 18, 2011, with a total award value of $100,033 at grant date. The outstanding equity awards at fiscal year end for non-employee Directors were as follows:
	a.	Mr. Ferber: 5,978 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	b.	Mr. Bjorklund: 5,978 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	c.	Mr. Bush: 5,978 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	d.	Ms. Garrett: 5,978 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	e.	Mr. Orban: 5,978 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.
	f.	Mr. Quesnel: 7,014 shares of the Company’s common stock that were granted under the Company’s Equity Incentive Plans that remain subject to vesting.
	g.	Mr. Seiler: 5,978 shares of the Company's common stock that were granted under the Company's Equity Incentive Plans that remain subject to vesting.

(3)	All other compensation for Mr. Ferber is paid pursuant to his Consultancy Agreement and Retirement Benefit Package Agreement described below under the caption “Other Director Compensation.” The amount listed is comprised of fiscal 2011 consulting fees of $1,100,000; benefits valued at $87,064 paid under the terms of his Retirement Benefit Package Agreement (which includes executive medical, dental, vision and mental health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning, expense reimbursements and certain “matching contributions” (as that term is defined in his agreement)); income tax gross-up payments of $25,255; and administrative support inclusive of benefits valued at $110,427. As noted in the Perquisites table and discussion on pages 33 and 34, occasionally directors and family members of executives or directors may join executives on Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table.

Standard Fee Arrangements and Restricted Stock Grant Formula

During the 2011 fiscal year, directors who were not employees of the Company (“non-employee directors”) received an annual cash retainer of $50,000 (paid quarterly) and an annual equity retainer in the amount of $100,000, plus $1,500 for attendance at each Board meeting, $2,000 for attendance at each meeting of the Audit Committee or Compensation Committee of the Board, and $1,000 for attendance at each meeting of the Nominating and Corporate Governance Committee. The Chairman of the Audit Committee (Mr. Seiler) and the Chairman of the Compensation Committee (Mr. Orban) received additional annual retainers of $44,000 and $25,000, respectively.

Under the terms of the 2008 Equity Incentive Plan (the “2008 Plan”), the Compensation Committee adopted the Nonemployee Director Equity Award Program (the “Program”) which provided for the automatic grant of restricted stock awards each year to the Company’s non-employee directors. The full value award base amount for grants of restricted stock under the Program increased 3% annually. In fiscal 2011, we terminated the Program; going forward, the Compensation Committee will instead determine director equity awards on an annual basis, including any equity awards for newly-appointed non-employee directors. As indicated above, in fiscal 2011 directors were awarded an annual equity retainer in the amount of $100,000.

Other Compensation

Mr. Ferber receives compensation for his services pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that originally became effective February 1, 2000 and was most recently amended effective January 30, 2012. The agreement currently extends through May 31, 2016 (“Consultancy Termination Date”). As of January 30, 2012, while he serves as a consultant to the Company Mr. Ferber will receive a consulting fee of $1,323,000 annually, paid in monthly installments; he has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors. Mr. Ferber continues to receive restricted stock under the Company’s Equity Incentive Plans. The Consultancy Agreement will terminate in the event of Mr. Ferber’s death, and provides for the Company to reimburse Mr. Ferber (grossed-up for taxes) for estimated premiums, from 2006 through the Consultancy Termination Date, on a life insurance policy for Mr. Ferber with a death benefit of $2,000,000.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof. In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof. Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Additionally, effective February 1, 2000 the Company entered into a Retirement Benefits Package Agreement (“Benefits Agreement”) with Mr. Ferber. The Benefits Agreement, most recently amended effective January 30, 2012, provides that until the death of both Mr. Ferber and his spouse, Mr. Ferber and his immediate family (his children under 21, or over 21 if living at home or in college) shall be entitled to continue to participate in (at no cost to them) the following Ross employee benefit plans in which Mr. Ferber now participates: executive medical, dental, vision and mental health insurance; health advisory services; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Mr. Ferber’s 401(k). If Mr. Ferber becomes ineligible for such plans, the Company shall pay Mr. Ferber an amount representing the proportionate cost (grossed-up for taxes). The Company may not make any changes in such plans or arrangements that would adversely affect Mr. Ferber’s rights or benefits under the Benefits Agreement, unless such change occurs pursuant to a program applicable to all senior executives (including our CEO) and does not result in a proportionately greater reduction in the rights of, and benefits to, Mr. Ferber as compared with any other senior executive of the Company. The medical, dental and vision benefits will be provided at the greater of a specified level of coverage in the Benefits Agreement or the level of coverage provided to our CEO. Until Mr. Ferber’s death, he will also be reimbursed (grossed-up for taxes) for estate planning fees or expenses incurred by Mr. Ferber up to the maximum annual reimbursement equal provided to the CEO (but not less than $20,000). Mr. Ferber will also be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees.

Under the Benefits Agreement, on termination of Mr. Ferber’s consultancy with the Company the Company will pay Mr. Ferber $75,000 per year for a period of 10 years. Under the Benefits Agreement, if, as a result of Mr. Ferber’s status as a consultant to the Company, he becomes ineligible to participate in any of the Company’s employee benefit plans, the payments made under this Benefits Agreement will increase to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him. In addition, the Company has agreed to provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board. Mr. Ferber and his family are also entitled to Company associate discount cards until Mr. Ferber’s death.

PROPOSAL 2
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board is asking our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this Proxy Statement. This annual proposal, commonly known as a “Say on Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program.

Board of Directors’ Recommendation and Vote Required

Our executive compensation program has been designed to align our executive officers’ compensation with the short-term and long-term strategic goals of the Company and the interests of our stockholders, recognize individual performance and contributions, and assist us with attracting, motivating, and retaining a strong leadership team. At last year’s Annual Meeting, our stockholders voted more than 95% in favor of the advisory approval.

Highlights of our program, as further described under the heading “Executive Compensation – Compensation Discussion and Analysis,” include the following:

  A portion of the total potential compensation of our named executive officers is linked to Company performance and is at risk due to the performance-based structure of our Incentive Compensation Plan and our performance equity awards. The amount of the annual bonus awards paid under our Incentive Compensation Plan, and the number of shares that vest under our performance awards, will vary based on the Company's achievement of pre-established pre-tax profit targets.
  Equity awards that have been granted to our named executive officers cliff vest over a minimum of three years, which is intended to encourage long-term retention. We believe these awards also incentivize management to successfully manage and grow the value of our business over the long-term, and serve to align the financial interests of our named executive officers with those of our stockholders.
  Our Compensation Committee considers the level, contribution, performance and unique skill set of each named executive officer when determining salary levels and the size of annual equity awards granted to our named executive officers.
  Our focus on full value awards is intended to manage overall compensation expense and stockholder dilution impact from the Company’s equity plans.
  The Company recently took actions to:
    Adopt a recoupment and adjustment of awards policy (“clawback”) covering cash and equity incentives paid to executives;
    Modify executive employment agreements to provide that change of control cash severance shall not exceed 2.99 times the executive’s base and target bonus;
    Establish specific stock ownership guidelines;
    Formalize the process used to evaluate risks associated with our compensation programs;
    Eliminate the provision in executive employment agreements for payment of excise tax gross-up payments on compensation related to a change in control;
    Eliminate the provision in executive employment agreements for single trigger cash payment upon a change in control;
    Eliminate the modified single trigger upon a change in control from the employment agreement with our CEO; and
    Eliminate tax gross-ups on perquisites for Named Executive Officers (“NEOs”).

The Board and Compensation Committee believe that our executive compensation program is well-designed, appropriately aligns the compensation of our named executive officers with our performance objectives, and incentivizes strong individual performance. Accordingly, the Board recommends that our stockholders vote in favor of the following resolution at the 2012 Annual Meeting of Stockholders:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement for our 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Stockholders are not ultimately voting to approve or disapprove the Board’s recommendation. Although this vote is advisory and is not binding on the Board, the Compensation Committee or the Company in any way, we value the input and views of our stockholders. The Compensation Committee will review the outcome of the vote when considering future executive compensation policies and decisions.

The proposal to approve our executive compensation, on an advisory basis, requests an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR the advisory approval of our executive compensation.

PROPOSAL 3
RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the fiscal year ending February 2, 2013. It is anticipated that a representative of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal. Abstentions and broker non-votes each will be counted as present in determining if a quorum exists, but will not be counted as having been voted on this proposal.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board, however, is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee at their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of both its internal and independent auditors. The Audit Committee is also responsible for the selection and engagement of the Company’s independent auditors. The Audit Committee is composed of four non-employee directors and operates under a written charter adopted and approved by the Board of Directors. This charter is available on the Company’s website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section. Each Committee member is independent as defined by the applicable NASDAQ listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during fiscal 2011. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent registered public accounting firm, Deloitte. We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 28, 2012 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under standards published by the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and other required communications with audit committees.

In addition, the Audit Committee discussed with Deloitte their independence from management and the Company, including matters in the written disclosures required by PCAOB Ethics and Independence Rule 3256 (“Communications with Audit Committees Concerning Independence”). When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 28, 2012 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013, and are requesting that our stockholders ratify this appointment.

Summary of Audit, Audit-Related, Tax and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte. In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year. Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate billings by Deloitte for professional services to the Company rendered during fiscal 2011 and 2010:

Fees	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$1,091,000	$1,090,000
Audit-Related Fees	136,000	127,000
Tax Fees
Tax Compliance Fees	248,000	273,000
Other Tax Services	90,000	71,000
All Other Fees	--	--
Total Fees	$1,565,000	$1,561,000

Audit Fees in fiscal 2011 and 2010 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance services. Audit-Related Fees were for consultation on accounting standards or transactions, audits of employee benefit plans, and Sarbanes-Oxley advisory services. Tax Fees were for tax-related services, consisting of compliance services (i.e., review of the Company’s tax returns and other tax compliance matters) and other tax services. All of the services reflected in the table were pre-approved by the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Michael J. Bush
Sharon D. Garrett
Gregory L. Quesnel

PROPOSAL 4
STOCKHOLDER PROPOSAL BY
THE SHEET METAL WORKERS’ NATIONAL PENSION FUND

The Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 501, Alexandria, Virginia 22314, has represented to the Company that it is the beneficial owner of at least $2,000 shares of the Company’s common stock, and has indicated it intends to submit the following proposal (set forth in quotes) at the Annual Meeting:

“RESOLVED, that the shareholders of Ross Stores, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

Our Board of Directors opposes this proposal for the reasons stated after the stockholder’s supporting statement, which is presented as received from the stockholder.

Stockholder’s Supporting Statement

In order to provide shareholders a meaningful role in director elections, the Company's director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are "withheld" from the nominee.

In response to strong shareholder support for a majority vote standard, over 70% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more "withhold" votes than "for" votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company's governance documents.

The Company’s Statement in Opposition to Proposal 4

The Board and its Nominating and Corporate Governance Committee believe that the above stockholder proposal to change our existing majority voting standard (which already addresses situations where a director fails to receive majority voting approval in an uncontested election), is unnecessary and not in the best interests of the Company and its stockholders. The Board unanimously recommends a vote “AGAINST” adoption of this stockholder proposal for the reasons discussed below.

Our current Bylaw provisions already achieve the same result as the proposed structure, with fewer uncertainties and ambiguities. Contrary to the assertion in the proposal, in 2011, prior to the stockholder proposal, the Company already took steps to address the concern that a director not automatically retain his or her Board membership for another term without the support of a majority of the stockholders.

In November 2011, after communication with institutional investors, an internal evaluation of governance trends, and an assessment of the various voting structure alternatives, our Board adopted provisions now included in our Bylaws that implement a majority voting standard mandating an offer of resignation by any incumbent nominee who fails to receive a majority vote of approval in an uncontested director election. Our Board then has the obligation and authority to determine whether or not to accept the director’s resignation.

Our existing Bylaw provisions therefore already produce in spirit and substance the same result as the proposed structure, but avoid the uncertain status of having directors who are not elected yet still continuing to serve as “holdover” directors. As discussed below, we believe a board needs to have certainty in its composition, as well as a mechanism for reviewing the desirability of continued service by any director who does not receive approval from a majority of the shares voted in an uncontested election. Our current Bylaw provisions already provide that mechanism. Our current Bylaws are available on the Company’s website, www.rossstores.com, under “Corporate Governance,” in the “Investors” section.

Our Majority Voting/Resignation Bylaws Already Provide Equivalent Results

As described in the section above titled “Bylaws Provide Majority Voting Standard for Director Elections,” in 2011 our Board adopted Bylaw provisions that provide for the mandatory offer of resignation and a multi-step review of a director’s service in the event a director receives approval from less than a majority of the votes cast in an uncontested election. Under our Bylaws, if a director receives in an uncontested election a greater number of “withhold” or “against” votes than votes cast “for” his or her election, then the director is required to submit an offer of resignation within 14 days following the certification of the stockholder vote (if not already submitted). The Bylaws provide that thereafter the Nominating and Governance Committee will take the following actions:

  Undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board.

  Review and consider all factors it deems relevant, including the stated reasons why votes were withheld, and such factors and guidelines, if any, as may be set forth in the Company’s Corporate Governance Guidelines or other relevant policies that are then in effect.

  Within 60 days following the certification of the stockholder vote, recommend to the Board whether to accept or reject the resignation, or to take other appropriate action.

After the Nominating and Corporate Governance Committee completes its evaluation and makes a recommendation, the Board must then:

  Review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant.

  Act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote.

  Within five business days after reaching its decision, publicly disclose the decision, including, if applicable, the reasons for not accepting an offer of resignation.

Under the proposal, a nominee who fails to receive the requisite majority vote in favor of election would not be elected to a new term; however, any incumbent director in that situation would still remain in office as a so-called “holdover” director until their successor is duly elected, or until their resignation. Under our current Bylaws, a nominee who fails to receive the requisite majority vote would be elected (based on normal, plurality voting rules for elections) but would be required to offer their resignation to the Board. Under either approach, the critical event for removal from the Board is the receipt of the nominee’s offer of resignation in consequence of their failure to receive a majority approval vote. Contrary to the proponent’s assertion that the majority voting standard (rather than a plurality voting standard) is a “critical first step,” we believe that the critical requirement is a mandatory offer of resignation in the event of failure to receive a majority vote – and our existing Bylaw provisions appropriately focus on that critical requirement.

Our existing Bylaws already effectively implement a majority voting standard without the inherent limitations that a strict majority voting standard places on the Board’s flexibility. For example, pursuant to our policy, the Board has the ability to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The policy is also intended to allow the Board to assess whether a director was targeted for reasons that were temporary or completely unrelated to his or her Board performance at the Company. Such discretion and judgment are an important part of the Board’s duties in protecting the interests of the Company and its stockholders.

Our Majority Voting Process Provides Desired Certainty

The Board believes that uncertainty about the composition of the Board is not in the interests of our stockholders, and the current framework in our Bylaws is preferable to placing strict majority election standards in the Company’s certificate of incorporation or Bylaws, which could result in potentially disruptive outcomes. Under the structure proposed by the proponent, a director who received less than a majority of the votes cast would not be “elected.” However, under Delaware law, even if not elected, an incumbent director would continue to serve until his or her successor was elected and qualified. As a result, the changes suggested by the proponent could result in one or more “unelected” directors continuing to serve as “holdover” directors, for an unclear period of time. We believe that the implications of this “holdover” status have not been fully developed, which could create uncertainty in our Board’s composition and the execution of its oversight function.

Our existing Bylaw provisions allow the stockholders to voice any concerns about director candidates through a mandatory resignation and review process triggered by a nominee failing to receive majority approval. However, our existing Bylaw provisions avoid the uncertainties that would arise with unelected “holdover” directors continuing in office.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” ADOPTION OF PROPOSAL 4.

Vote Required

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting affirmatively or negatively is required for approval of this proposal. Abstentions and broker non-votes will be counted as present in determining whether a quorum is present, but will have no effect on the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote AGAINST Proposal 4.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We operate two brands in the challenging off-price apparel and home goods sector -- Ross Dress for Less, the largest off-price apparel and home fashion chain in the United States, and dd's DISCOUNTS. To effectively compete in this environment, we need to attract and retain an executive leadership team with the necessary background, qualifications, expertise and experience to effectively execute our off-price strategies in all facets of our operations. The tenure of our Named Executive Officers (“NEO”) has made them especially knowledgeable about our business and our industry, and therefore, particularly valuable to the Company and our stockholders.

The Compensation Committee reviews our executive compensation practices annually. In fiscal 2011, the Committee:

  Eliminated the tax gross-up on perquisites for NEOs, effective May 1, 2011.

  Modified change in control provisions for all executive employment agreements as follows:
  Eliminated the CEO modified single-trigger upon a change in control.

  Eliminated the single-trigger cash payment upon a change in control.

  Eliminated excise tax gross-up payments related to a change in control.

These provisions are being incorporated into all new executive employment agreements executed by the Company. These fiscal 2011 modifications follow other recent actions taken by the Company, whereby we:

  Adopted a recoupment and adjustment of awards policy (“clawback”) covering cash and equity incentives paid to executives.

  Modified our executive employment agreements to provide that cash severance related to termination after a change in control will not exceed 2.99 times the executive’s base salary plus target or most recent bonus.

  Established specific stock ownership guidelines.

  Formalized the process used to evaluate risks associated with our compensation programs.

Our executive compensation approach and philosophy has been consistent for many years. We believe our executive compensation philosophy and objectives are working well in alignment with the interests of our stockholders. At our 2011 Annual Meeting, our stockholders overwhelmingly approved the compensation of our NEOs, with 95% voting in favor of our say-on-pay proposal. As a result, the Compensation Committee continued our approach and philosophy in determining executive compensation.

Compensation Philosophy and Objectives

We believe in strongly aligning executive compensation with stockholder interests. Our compensation programs are designed to work in alignment with the interests of our stockholders and are instrumental to implementing our business strategy. Retention is an important objective of our programs as we believe that the Company’s positive growth is directly related to the consistent efforts of our executive leadership team. Our executive compensation program is designed to:

  Attract, motivate, and retain a strong leadership team to create and sustain our business success in the challenging off-price apparel and home goods market;

  Reinforce our high-performance culture and values through programs focused on accountability that are also levered to deliver above-market compensation opportunities for superior performance and results;

  Create alignment of interests between the executive leadership team and stockholders, with a focus on longer-term stockholder value creation; and

  Differentiate executive pay to recognize critical skills, contributions, and the current and future potential impact on the organization’s success.

We seek to achieve these objectives through the following three primary components:

  Base Salary: A fixed cash compensation amount that is competitive within the markets in which we compete for executive talent. Base salaries generally account for 25% or less of the NEO total compensation.

  Annual Cash Incentive: A short-term cash incentive compensation plan with payout levels based on degree of achievement of a pre-established performance goal. The “Incentive Compensation Plan,” is designed to focus the entire executive team on a shared annual Company performance goal.

  Long-Term Equity Incentives: The greatest emphasis among the three components is placed on long-term incentives in order to align our management team with achievement of long-term stockholder value. Equity based compensation takes two forms – performance share awards and restricted stock awards, which are subject to performance-based and/or service-based vesting requirements.

We do not provide pensions or supplemental retirement plans, and in fiscal 2011 our NEOs did not receive any Company matching contributions under our deferred compensation plan.

Oversight of the Executive Compensation Program

The Compensation Committee

The Compensation Committee (the “Committee”) serves to carry out the responsibilities of the Board relating to compensation of our executive officers, including the compensation of our CEO. The Committee is comprised of two independent directors, George P. Orban and K. Gunnar Bjorklund. Mr. Orban serves as Chairman of the Committee. Both Committee members meet the independence requirements of the Securities and Exchange Commission, Section 162(m) of the Internal Revenue Code of 1986, as amended and applicable NASDAQ listing standards. The Committee operates under a Charter which the Committee reviews periodically and is approved by the full Board of Directors.

Consultants and Advisors

The Committee has the sole authority under its Charter to retain and terminate consultants or advisors to assist the Committee. For fiscal 2011, the Committee retained an independent compensation consulting firm, Exequity, LLP (the “Consultant”) to assist the Committee in its review of executive and CEO compensation structure and strategy. The Consultant attended select meetings at the invitation of the Committee and assisted the Committee with analyzing competitive peer company market data and relevant information relating to the Company’s compensation programs, and apprised the Committee of market trends and technical developments. In addition, members of our management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee.

Role of Management and CEO in the Compensation Process

Our CEO provides compensation recommendations regarding each NEO, other than for his own compensation, to the Committee each year. The Committee reviews each element of compensation, including tally sheets which present the NEO’s past and projected income and potential compensation upon termination events and a change in control.

The CEO is not involved in the process for setting his compensation. The Committee establishes the CEO’s compensation based on a thorough review of the CEO’s performance that includes: (i) an objective assessment against agreed upon metrics set by the Committee; (ii) tally sheets showing past compensation and projected future compensation; and (iii) a self-evaluation by the CEO that the Committee discusses with the independent directors that is based on the annual statement of CEO objectives prepared at the beginning of the fiscal year. The CEO’s total direct compensation package is reviewed annually by the Compensation Committee, which then presents its recommendation to the other independent directors for review and comment. The Committee then makes the final determinations on compensation for the CEO.

Comparative Framework

Peer group data is one of a number of factors considered in determining compensation levels and packages for our NEOs. However, true analogs to Ross are difficult to find in the traditional retail apparel sector. Although the Committee considers the compensation practices of peer companies, it does not make any determinations or changes in compensation in reaction to the market data alone and does not target compensation to a specific point or range within any peer group. In addition to reviewing compensation practices, the Committee also evaluates the financial and operating performance of the peer group over one, three, five and ten year timeframes to gauge the Company’s comparative performance.

The Committee annually reviews the companies included in the peer group and may change peer group composition as deemed appropriate. No changes were made to the peer group for fiscal 2011 which consisted of:

Ann Inc.	Ascena Retail Group, Inc.	Bed Bath & Beyond, Inc.	Big Lots, Inc.
BJ’s Wholesale Club, Inc.	Charming Shoppes, Inc.	Chico’s FAS, Inc.	The Children’s Place Retail Stores, Inc.
Collective Brands, Inc.	Dillard’s, Inc.	Dollar Tree, Inc.	Family Dollar Stores, Inc.
Foot Locker, Inc.	The Gap, Inc.	The Jones Group, Inc.	Kohl’s Corporation
Limited Brands, Inc.	Liz Claiborne, Inc.	Nordstrom, Inc.	Office Depot, Inc.
PetSmart, Inc.	Staples, Inc.	Stein Mart, Inc.	The Talbots, Inc.
The TJX Companies, Inc.	Williams-Sonoma, Inc.

Peer companies chosen can vary for each of the executive positions. The Committee and management also consider compensation survey data from the Hay Group 2011 Retail Executive and Management Total Remuneration Report.

Setting Performance Metrics for Incentive Compensation

The Committee annually reviews and establishes the performance metrics used for the Incentive Compensation Plan and for the performance share component of our long-term incentive program, both of which are described in more detail below. For fiscal 2011, the Committee evaluated alternative measures for use as performance metrics and established adjusted pre-tax earnings as the performance metric for both the Incentive Compensation Plan and performance share awards. The Committee selected adjusted pre-tax earnings because the Committee believes it is the key driver of stockholder value in the Company’s business. Additionally the Committee believes adjusted pre-tax earnings: (i) is simple and objectively measured; (ii) emphasizes controlling cost and increasing profit; and (iii) aligns the interests of the executives with stockholders. The Committee chose to establish the same performance metrics for both short-term and long-term incentive compensation because it believes that adjusted pre-tax earnings is the most significant measure of Company performance and the management team performs better when it is focused on reinforced, well understood metrics rather than dividing its efforts among a number of metrics.

“Adjusted pre-tax earnings” is defined as the earnings before taxes as reported in the Company’s consolidated statement of earnings for the fiscal year coinciding with the performance period, adjusted to exclude the reduction in earnings resulting from the accrual of compensation expense for annual incentive awards and performance share awards, granted with respect to the performance period. The adjusted pre-tax earnings target is determined annually in accordance with the Company’s five-year planning process, its annual budget process and its long-term earnings per share growth objective. For fiscal 2011, the adjusted pre-tax earnings target was an amount that would generate earnings per share growth in line with these short- and long-term objectives.

Components of the Executive Compensation Program

Base Salary

NEO base salaries are reviewed on an annual basis, and at the time of a promotion, contract renewal, or other change in responsibilities. Base salary for executives is based on: (i) experience and expertise of the individual; (ii) expected future contributions to the Company; (iii) criticality to the Company; (iv) individual performance; (v) cost of replacing the executive; (vi) competitive pay practices; (vii) the competitiveness of the market for the executive’s service; and (viii) the executive’s salary history.

In March 2011, at the same time as the Company conducted its annual salary review cycle for all executive officers, the Committee approved the following salary increases: Mr. Balmuth, 4%; Mr. Call, 4%; Ms. Rentler, 5%; Mr. O’Sullivan, 4%; and Mr. Fassio, 6%.

Annual Cash Incentives

The “Incentive Compensation Plan” is an annual cash incentive program designed to align a significant portion of the NEO’s compensation with the Company’s annual performance objectives by encouraging NEOs to focus on the established adjusted pre-tax earnings goals and share the financial benefits of meeting and exceeding those goals. The same goals and incentive program serve to align the entire senior leadership team.

The terms of the annual cash incentive program are approved by the Committee in the first quarter of the fiscal year. A payout is made after the Company’s financial results for the fiscal year are announced and the Committee certifies actual performance against the annual performance goals.

The Incentive Compensation Plan target award amounts vary among the executives based on (i) annual cash incentive compensation target levels for similar positions at peer companies and (ii) each executive’s scope of responsibilities, performance and criticality to the Company.

In fiscal 2011, the Committee reviewed the design of the incentive program including the payout ratio, as a percentage of operating income, at the threshold, target and maximum achievement levels and the incremental payout ratio above the target level of achievement.

For fiscal 2011, the amount payable to the NEOs was determined by the level of actual adjusted pre-tax earnings achieved relative to the target established and approved by the Committee at its meeting on March 16, 2011. The amount payable to the NEO is 100% formula driven, based on the Company’s results against target and the Committee does not make individual adjustments based on subjective factors. When actual results exceed or fall below the target, the actual payout is proportionally increased or decreased from the target award. The adjusted pre-tax earnings target and incentive award payout formula was:

FY 2011 Adjusted	Percent of Earnings Target	Percent of Target Bonus Paid
Pre-Tax Earnings
	<85%	0%
$ 852,523,228	85%	50%
$1,002,968,504	100%	100%
$1,203,562,205	120%	200%

In fiscal 2011, the Company achieved a level of adjusted pre-tax earnings above the target, resulting in the payout of 183.9% of the target award (see Grants of Plan-Based Awards Table on page 35).

Long-Term Equity Incentives

The objectives of the long-term equity incentive program are to align the financial interests of our NEOs with the interests of our stockholders by providing incentives that focus NEO attention on the successful longer-term strategic management of the business and attract, motivate and retain a high-performing group of NEOs.

NEOs are granted long-term equity incentives in the form of restricted stock awards and performance share awards. The two forms of equity awards encourage and reward NEO performance in different ways. Restricted stock awards are affected by all stock price changes, so the value to the NEO is changed by both decreases and increases in share price. In addition to the share price impact of restricted stock awards, performance share awards are only earned if pre-determined levels of financial performance are achieved.

The determination of the value of the restricted stock awards granted to our NEOs is based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company and cost of replacing the executive.

The retentive value of the restricted stock awards is emphasized through the vesting schedule established by the Company for each NEO. In fiscal 2011, restricted stock awards granted to NEOs provided for cliff vesting at the end of three to five years. In addition to the fiscal year target performance goal, performance share awards also have an additional service-based vesting requirement to promote retention.

An important objective for the Company is to minimize the amount of voting power dilution from its equity plans. We define voting power dilution as the sum of the shares available for future grant under the Company’s equity incentive plan plus all outstanding and unexercised stock option shares plus all unvested restricted and performance shares (the “potentially dilutive equity incentive plan shares”) divided by the sum of the shares of the Company’s common stock outstanding plus the potentially dilutive equity incentive plan shares.

CEO Equity Awards

The Committee believes that the CEO’s off-price retail skills, familiarity with the Company and leadership expertise are critical to the continued success of the Company. In addition, the Committee’s strong belief is that continuity of leadership at the CEO level has been a key driver of the Company’s successful long-term performance. Therefore, the Committee pays significant attention to long-term equity incentives in structuring compensation packages for our CEO, with performance and retention over the longer term being the foremost consideration.

Equity grants to our CEO, consisting of restricted stock awards and performance share awards, have generally been made pursuant to a three year vesting, or release, schedule. The Committee believes the vesting schedule of the equity awards enhances the retentive value of the awards and strengthens the CEO’s focus on maximizing the longer-term financial performance and market value of the Company.

For fiscal 2011, the CEO equity grant consisted of a combination of performance share awards and restricted stock. The restricted stock was granted in May 2011 in conjunction with his contract renewal. The performance share award was granted in March 2011 and has a performance period of one year with a performance goal based on an annual adjusted pre-tax earnings target (the same performance period and performance goal as other NEOs receiving performance share awards). The performance shares earned will vest on February 2, 2013 and such shares will be deferred for release until January 13, 2014. The restricted stock will vest on May 26, 2014.

NEO (other than the CEO) Equity Awards

Each NEO received a restricted stock award in fiscal 2011. The value of the restricted stock awards made to our NEOs is based on the individual’s prior and outstanding awards, the vesting of such awards, as well as a subjective analysis of each individual’s scope of responsibilities, individual performance, criticality to the Company, expected future contributions to the Company, and cost of replacing the executive.

In addition, each NEO was granted a performance share award in fiscal 2011. Performance share awards are rights to receive shares of Ross common stock on a specified date if the Company attains a predetermined performance goal. Shares issued upon attaining the performance goal are subject to a separate vesting schedule based on continual service by the recipient (performance shares granted in fiscal 2011 vest over a three-year period beginning on the date of grant as follows: 30% on March 19, 2012; 30% on March 19, 2013; and 40% on March 19, 2014). The size of the performance share award varied by executive position and was based on a target dollar value of the award divided by the stock price on the date of grant. As noted above, adjusted pre-tax earnings was chosen by the Committee as the performance measurement for the performance share awards. The actual number of performance shares earned for fiscal 2011 was determined based on Company performance measured over a one-year period against the predetermined performance goals as follows:

FY 2011 Adjusted	Percent of	Percent of Target Performance
Pre-Tax Earnings	Earnings Target Achieved	Shares Issued as Common Shares
	<90%	0%
$ 902,671,654	90%	66.7%
$ 1,002,968,504	100%	100%
$ 1,203,562,205	120%	200%

In fiscal 2011, the Company attained a level of achievement relative to the target which resulted in the payout of 173.7% of the target award issued in shares on March 19, 2012 and subject to the vesting schedule from the date of grant. The table below provides the threshold, target, and maximum performance amounts and the number of shares actually earned:

						FY 2011
						Value of
	Value of					Performance
	Target				FY 2011	Shares
	Performance				Performance	Issued as
	Share Award	Threshold	Target	Maximum	Shares	Common
	at Grant	Number of	Number of	Number of	Issued as	Stock
	(March 16,	Performance	Performance	Performance	Common	(March 19,
NEO	2011)	Shares	Shares	Shares	Stock	2012)
Balmuth	$3,000,000	57,875	86,768	173,536	150,673	$8,393,993
Call	$100,000	1,931	2,894	5,788	5,026	$279,998
Rentler	$600,000	11,576	17,354	34,708	30,136	$1,678,877
O’Sullivan	$600,000	11,576	17,354	34,708	30,136	$1,678,877
Fassio	$600,000	11,576	17,354	34,708	30,136	$1,678,877

Grant Date Policy

We issue equity awards in the form of performance share awards and restricted stock on the executive officer’s or associate’s hire date, promotion date, contract renewal date or as part of the Company’s annual performance review process conducted in March of each year. We review the performance and compensation for the majority of our executive officers and associates annually at that time. The Company approves all executive officer grants for issuance on or after the approval date. We do not time grant dates based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. Our Board and Committee also have delegated authority to the CEO to grant equity awards to newly hired employees and/or employees who receive promotions outside of the normal annual focal review process for associates who are below the executive officer level.

Defined Contribution and Deferred Compensation Plans

Executive officers are eligible to participate in the Company’s 401(k) Plan. The Company provides a matching contribution of up to 4% of base salary (up to IRS limits) to contributing associates with more than six months of service. Participants have the ability to choose from a variety of investment options under the 401(k) Plan.

In addition, under the terms of the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”), all executive officers are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year. The executive can then choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments of up to a maximum of ten years.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officers did not receive the full Company match to which employees are eligible under the Company’s 401(k) Plan. In fiscal 2011, none of the NEOs received such a match (see table regarding NEO participation in the NQDC Plan for 2011 on page 39).

Employment Agreements

All NEOs have entered into employment agreements with the Company (see discussion of NEO contract terms and severance benefits on page 34 and pages 40 through 45).

We believe these employment agreements benefit both the NEOs and the Company as they allow our executives to focus on their responsibilities and objectives without concern for their employment security in the event of a termination or change in control. All employment agreements for both the CEO and all other executive officers provide for severance benefits in certain events.

We also believe that these employment agreements are an effective retention tool for executives while providing protection for the Company. The agreements reaffirm protection of our confidential information and trade secrets, as well as post-termination restrictions on recruiting our current associates. These agreements also include limitations on the executive accepting post-termination employment with certain competitors (see further discussion under “Potential Payments upon Termination or Change in Control”, on pages 40 through 45).

In fiscal 2011, the Committee modified executive employment agreements for each NEO to: (i) eliminate the single-trigger cash payment upon a change in control and (ii) eliminate excise tax gross-up payments related to a change in control. These new provisions will be incorporated into all new contracts and renewals executed by the Company.

Tax and Accounting-Related Matters

We maintain a mix of executive compensation programs, some of which are performance-based and others which are time-based to create a strong retention tool for key executives. The Compensation Committee has reviewed the deductibility of the Company's executive compensation structure in light of the current tax law. We believe that compensation resulting from previously granted stock options will be fully deductible when an option is exercised. We also believe that payments under the Incentive Compensation Plan will be fully deductible. Performance-based equity awards are also expected to be fully deductible. Salary, sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the Company's NEOs may not be fully deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) to the extent that, when added to other non-exempt compensation for that particular executive, the total exceeds $1 million. Time-based restricted stock awards also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

Additional Executive Compensation Policies

Director and Officer Stock Ownership Guidelines. We adopted director and officer stock ownership guidelines, in order to further encourage the investment of our directors and Section 16 executive officers in the success of the Company and to promote a long-term perspective in managing the Company.

The Company has adopted formal stock ownership requirements for the following directors and executives as follows:

Minimum Ownership Requirements
Position	(Dollar Value of Shares)
Directors	3 x Authorized Base Annual Cash Retainer Compensation
Chief Executive Officer	4 x Base Salary
President and Group EVP	3 x Base Salary
EVP	2 x Base Salary
SVP	1 x Base Salary

Directors and officers have five years to initially meet the stock ownership requirements. All shares owned outright, shares owned jointly or separately by a spouse or dependents, shares held in a trust for the economic benefit of the executive or their family, unvested restricted stock and vested stock options are taken into consideration in determining compliance with these ownership guidelines. The value of stock options for this purpose is the excess of the market price of the underlying stock over the exercise price.

It is expected that individuals who have not yet achieved the stock ownership level provided by these guidelines will make steady progress towards meeting such level. The Nominating and Corporate Governance Committee is responsible for interpreting and administering these stock ownership guidelines. These stock ownership guidelines are subject to modification from time-to-time.

As of January 28, 2012, all five NEOs, and all seven non-employee Board members, met the stock ownership goals applicable to them.

Recoupment and Adjustments to Awards. Subject to the discretion and approval of the Board, the Company may require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to a senior executive of the Company, beginning March 17, 2010, where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; (b) the Board determines that the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement; and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company may seek to recover the individual executive’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest.

Rule 10b5-1 Trading Plans. We allow for the use of Rule 10b5-1 trading plans by our executives, which provide for pre-established plans for selling shares of Company common stock. At the present time, our CEO has a Rule 10b5-1 trading plan in place.

Procedures and Guidelines Governing Securities Trades. The Company maintains a trading policy for all of its directors, officers and other designated employees. Among its other provisions, this policy prohibits trades by this defined group of individuals in any publicly traded options or other derivative securities, including puts, calls, straddles or other combinations, regarding Company securities, short sales or sales “against the box” of Company securities, or the ownership, acquisition or sale of Company securities in or through a margin account.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Ross Stores, Inc. have reviewed and discussed the above Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY'S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation earned for the 2011, 2010 and 2009 fiscal years by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, collectively referred to as the Named Executive Officers (“NEOs”).

Summary Compensation Table (Fiscal 2011)
						Non-Equity
						Incentive
						Plan	All Other
				Stock	Option	Compensation	Compensation
Name & Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	(4)	(5)	Total
Michael Balmuth Vice Chairman & Chief Executive Officer	2011	$1,203,114	$-	$8,500,014	$-	$2,224,032	$551,079	$12,478,239
	2010	$1,147,427	$-	$7,800,026	$-	$2,320,478	$401,803	$11,669,734
	2009	$1,054,614	$-	$7,150,054	$-	$2,115,478	$279,583	$10,599,729
John G. Call Senior Vice President & Chief Financial Officer	2011	$529,863	$-	$400,102	$-	$538,517	$72,190	$1,540,672
	2010	$508,838	$-	$275,088	$-	$561,784	$72,436	$1,418,146
	2009	$493,787	$-	$275,016	$-	$544,816	$53,230	$1,366,849
Barbara Rentler President & Chief Merchandising Officer	2011	$992,552	$-	$1,800,044	$-	$1,559,785	$274,742	$4,627,123
	2010	$942,133	$-	$600,035	$-	$1,601,626	$260,705	$3,404,499
	2009	$818,334	$-	$5,400,085	$-	$1,126,106	$168,867	$7,513,392
Michael O'Sullivan President & Chief Operating Officer	2011	$863,584	$-	$1,600,062	$-	$1,356,408	$225,380	$4,045,434
	2010	$834,586	$-	$600,035	$-	$1,418,796	$159,964	$3,013,381
	2009	$711,944	$-	$4,900,085	$-	$981,393	$95,500	$6,688,922
James S. Fassio President & Chief Development Officer	2011	$830,668	$-	$1,400,081	$-	$1,306,807	$222,259	$3,759,815
	2010	$761,198	$-	$600,035	$-	$1,294,037	$216,987	$2,872,257
	2009	$658,743	$-	$3,300,063	$-	$906,656	$128,478	$4,993,940
____________________

(1)	There were no bonus award payments outside the Incentive Compensation Plan in fiscal 2011.
(2)	Stock award values reflect the grant date fair value of awards computed in accordance with stock-based accounting rules (FASB ASC Topic 718) for 2009, 2010, and 2011. Values for awards subject to performance conditions (“performance share awards”) are computed based on the probable outcome of the performance condition as of the grant date for the award. For performance share awards granted in fiscal 2011, the maximum possible payout for each NEO is 200% of the target value, as follows:
	a.	Mr. Balmuth: $6,000,007.
	b.	Mr. Call: $200,120.
	c.	Ms. Rentler: $1,200,029.
	d.	Mr. O’Sullivan: $1,200,029.
	e.	Mr. Fassio: $1,200,029.
(3)	Option award values reflect the total value for each option as determined by multiplying the number of underlying shares for the option grant by the closing price per share of the Company’s common stock on the NASDAQ on the date of grant. For fiscal 2011 there were no options granted to the NEOs.
(4)	Non-Equity Incentive Plan Compensation reflects cash incentive awards earned and accrued under the Incentive Compensation Plan.
(5)	All Other Compensation is described in the table that follows.
(6)	In February 2012, Mr. Call was promoted from Senior Vice President & Chief Financial Officer, to Group Senior Vice President. He remains the Company’s Chief Financial Officer.

All Other Compensation (Fiscal 2011)
			Dividends/
	Perquisites &		Earnings on
	Other Personal	Tax	Stock/Option	Total All Other
Name & Principal Position	Benefits (1)	Reimbursements (2)	Awards (3)	Compensation
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$92,862	$6,718	$451,499	$551,079
John G. Call
Senior Vice President &
Chief Financial Officer	$46,238	$4,539	$21,413	$72,190
Barbara Rentler
President &
Chief Merchandising Officer	$82,304	$0	$192,438	$274,742
Michael O'Sullivan
President &
Chief Operating Officer	$54,776	$0	$170,604	$225,380
James S. Fassio
President &
Chief Development Officer	$100,036	$0	$122,223	$222,259
____________________

(1)	A detailed listing of perquisites provided to each NEO during fiscal 2011 is contained in the table that follows.
(2)	Tax reimbursements represent amounts paid to the NEOs to compensate them for the income tax cost associated with perquisites provided to them during fiscal 2011 that are taxable to the NEO.
(3)	Amounts paid represent dividend payments on unvested shares of restricted stock held by each NEO that are reportable as W-2 income to the individuals.

The following table details perquisites provided to each NEO in fiscal 2011. All perquisites are valued based on the actual incremental cost to the Company.

Perquisites (Fiscal 2011)
	Estate Tax/
	Financial	Car Service or		Association	Umbrella
	Planning	Commute	Executive	and Dues	Liability	Moving	Total
Name & Principal Position	Services	Benefits	Health Benefits	Expenses	Insurance	Expenses	Perquisites
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$20,000	$31,998	$37,739	$0	$3,125	$0	$92,862
John G. Call
Senior Vice President &
Chief Financial Officer	$6,102	$0	$39,551	$0	$585	$0	$46,238
Barbara Rentler
President &
Chief Merchandising Officer	$10,298	$18,880	$52,051	$0	$1,075	$0	$82,304
Michael O'Sullivan
President &
Chief Operating Officer	$1,650	$0	$52,051	$0	$1,075	$0	$54,776
James S. Fassio
President &
Chief Development Officer	$18,000	$17,960	$52,051	$10,950	$1,075	$0	$100,036

Perquisites provided to these NEOs are valued at the actual incremental cost of each item to the Company. In general, these NEOs including the CEO are provided with reimbursement for financial planning in an annual amount of up to $20,000 for the CEO and up to $18,000 for presidents, up to $17,000 for group executive vice presidents, up to $15,000 for executive vice presidents, up to $12,000 for group senior vice presidents, and up to $10,000 for senior vice presidents (starting May 2011, tax gross-ups on these expenses were no longer provided for these NEOs), executive medical plan benefits, association and dues expenses, and an umbrella personal liability insurance policy. In addition, certain NEOs receive transportation services to and from our offices. Relocation benefits and income tax gross-ups are individually negotiated when relocation occurs.

We believe that good financial planning by experts reduces the amount of time and attention that senior management must spend on that topic and maximizes the net financial reward to the executive of the compensation received from us. The use by certain NEOs of transportation services to and from our offices enhances their contributions to the business by saving them time that is not spent in traffic or parking, while also allowing them to work while in transit. The executive medical plan is part of our overall executive health benefit package for all associates at the level of vice president and above.

We also lease a number of hours each year through a time-share arrangement for private aviation transportation for executive officers that is used for business purposes to facilitate timely travel to store locations, distribution centers, buying offices and other corporate facilities. Occasionally, family members of executives may join executives on these Company-provided private aviation flights made for business purposes if there is a seat that would otherwise go unfilled. Because this benefit has no incremental cost to the Company, it is not reflected in the table. In addition, our executive officers are provided with first class business travel on commercial airlines to make their in-transit travel time more conducive to work-related activities. Our CEO resides in New York and works primarily in our New York Buying Office. Corporate housing and a Company-owned automobile are made available for use by our CEO near our Pleasanton, California corporate headquarters in light of his frequent travel between the New York Buying Office and the corporate headquarters. This housing and automobile are used by him exclusively for business purposes and help facilitate his effectiveness in conducting his work while in California.

In addition, after seven years of service, and every five years thereafter, officers at the executive vice president level and above are entitled to two additional weeks of paid extended time off in addition to their regularly accrued vacation benefits. These two weeks can be combined with two weeks of regular paid vacation to facilitate a four-week period of extended time off.

DISCUSSION OF SUMMARY COMPENSATION TABLE

Base salary paid to each NEO is initially determined by negotiation at the time of hiring and reflected in the terms of each executive’s employment agreement with the Company, and reviewed for merit adjustments as part of the annual focal review process for all executives. Below is a summary of the terms of the employment agreement for each of our current NEOs regarding compensation. For a discussion of the terms of their employment agreements regarding termination of employment and change in control, please see “Potential Payments Upon Termination or Change in Control” on pages 40 to 45.

Employment Agreements.

Michael Balmuth. The Company’s current employment agreement with Mr. Balmuth, Vice Chairman of the Board and Chief Executive Officer, extends through May 30, 2014. The current agreement provides that Mr. Balmuth will receive an annual salary of at least $1,176,500, subject to annual increases as part of the Company’s annual review process.

John G. Call. In February 2012, Mr. Call was promoted from Senior Vice President and Chief Financial Officer, to Group Senior Vice President. He remains the Company’s Chief Financial Officer. As part of this promotion, Mr. Call’s employment term was extended through March 31, 2016, with an annual salary of at least $600,000, subject to annual increases as part of the Company’s annual review process.

Barbara Rentler. The Company’s current employment agreement with Ms. Rentler, President and Chief Merchandising Officer, extends through March 31, 2015. The current agreement provides that Ms. Rentler will receive an annual salary of at least $971,500, subject to annual increases as part of the Company’s annual review process.

Michael O’Sullivan. The Company’s current employment agreement with Mr. O’Sullivan, President and Chief Operating Officer, extends through March 31, 2015. The current agreement provides that Mr. O’Sullivan will receive an annual salary of at least $862,500, subject to annual increases as part of the Company’s annual review process.

James S. Fassio. The Company’s current employment agreement with Mr. Fassio, President and Chief Development Officer, extends through March 31, 2015. The current agreement provides that Mr. Fassio will receive an annual salary of at least $792,000, subject to annual increases as part of the Company’s annual review process.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR

The following table provides information with respect to the potential payout to our NEOs under non-equity incentive plan awards, equity incentive plan awards and other equity compensation awards. For fiscal 2011, the Compensation Committee established goals under the Incentive Compensation Plan that provided the opportunity for the NEOs to receive cash incentive bonuses ranging from 55% to 100% of base salary at target, depending on their position, based on the degree of achievement of the target for adjusted pre-tax earnings. Under the Plan, if actual pre-tax earnings exceed the target, a maximum of up to two times each officer’s target award may be paid based on the actual results achieved relative to the target. If actual pre-tax earnings are below the pre-established target but above the minimum threshold required, then the cash incentive bonuses are less than the targeted range of 55% to 100% of base salary. No payment occurs under the Plan if pre-tax earnings fall below the minimum threshold.

This table also provides information concerning grants of performance share awards and restricted stock awards made under the Company’s 2008 Equity Incentive Plan during fiscal 2011. The restricted stock awards and performance share awards issued to the NEOs on March 16, 2011, were made as part of the annual focal review process.

Grants of Plan-Based Awards (Fiscal 2011)
		Estimated Potential Payouts Under			Estimated Future Payouts Under			All Other
		Non-Equity Incentive			Equity Incentive			Stock	All Other
		Plan Awards (1)			Plan Awards (2)			Awards:	Option	Exercise
								Number	Awards:	or Base
								of Shares	Number of	Price of	Grant Date Fair
								of Stock	Securities	Option	Value of Stock
Name & Principal		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying	Awards	and Option
Position	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	Options	($/Sh) (4)	Awards ($) (5)
Michael Balmuth Vice Chairman & Chief Executive Officer	3/16/2011	$ 604,620	$1,209,239	$2,418,478
	3/16/2011				57,875	86,768	173,536				$3,000,004
	5/18/2011							134,376	0	n/a	$5,500,010
John G. Call Senior Vice President & Chief Financial Officer	3/16/2011	$ 146,400	$292,800	$585,600
	3/16/2011				1,931	2,894	5,788				$100,060
	3/16/2011							8,678	0	n/a	$300,042
Barbara Rentler President & Chief Merchandising Officer	3/16/2011	$ 424,039	$848,078	$1,696,156
	3/16/2011				11,576	17,354	34,708				$600,015
	3/16/2011							34,708	0	n/a	$1,200,029
Michael O'Sullivan President & Chief Operating Officer	3/16/2011	$ 368,750	$737,499	$1,474,998
	3/16/2011				11,576	17,354	34,708				$600,015
	3/16/2011							28,924	0	n/a	$1,000,047
James S. Fassio President & Chief Development Officer	3/16/2011	$ 355,265	$710,530	$1,421,060
	3/16/2011				11,576	17,354	34,708				$600,015
	3/16/2011							23,140	0	n/a	$800,066
____________________

(1)	Represents the potential payout under the Company’s Incentive Compensation Plan for each NEO at threshold, target and maximum attainment relative to the target for pre-tax earnings based on the formula established by the Compensation Committee on March 16, 2011. In fiscal 2011, the Company achieved a level of pre-tax profit which resulted in a payout above the target award.
(2)	Represents performance share awards granted on March 16, 2011. Performance share awards are rights to receive shares of stock on a specified settlement date based on the degree to which the Company attains a predetermined performance goal. The shares issued upon attaining the performance goal are subject to a separate vesting schedule based on continued service of the NEO as follows: 30% on March 19, 2012; 30% on March 19, 2013 and 40% on March 19, 2014 (100% vesting on February 2, 2013, with the settlement of shares being deferred to January 13, 2014 for Mr. Balmuth). In fiscal 2011, the Company achieved a level of pre-tax profit relative to the target which resulted in the payout of 173.7% of the target award, which was issued in shares on March 19, 2012 and subject to the vesting schedule.
(3)	Represents shares of restricted stock granted to each NEO during fiscal 2011 with the following vesting terms:
	a.	Mr. Balmuth: 134,376 shares granted on May, 18, 2011 that cliff vests in full on May 26, 2014.
	b.	Mr. Call: 8,678 shares granted on March 16, 2011 that cliff vests in full on March 16, 2016.
	c.	Ms. Rentler: 34,708 shares granted on March 16, 2011 that cliff vests in full on March 16, 2016.
	d.	Mr. O’Sullivan: 28,924 shares granted on March 16, 2011 that cliff vests in full on March 16, 2016.
	e.	Mr. Fassio: 23,140 shares granted on March 16, 2011 that cliff vests in full on March 16, 2016.
(4)	The value for restricted stock awards was determined by multiplying the number of shares granted by the closing price per share of the Company’s common stock on the NASDAQ on the grant date. The value for performance share awards was determined by multiplying the target number of shares granted by the closing price per share of the Company’s common stock on the NASDAQ on the grant date.
(5)	The Board of Directors has the ability to change the terms of outstanding equity awards. See “Employment Agreements” discussion in the Compensation Discussion and Analysis, on page 28.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information with respect to the outstanding vested and unvested stock options, the unvested restricted stock and performance share awards held by our NEOs as of January 28, 2012, the last day of the Company’s 2011 fiscal year. Stock options become exercisable only as they vest.

Outstanding Equity Awards at Fiscal Year-End (Fiscal 2011)
	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
								Number of	Value of
	Number of	Number of					Market	Unearned	Unearned
	Securities	Securities				Number of	Value of	Shares,	Shares,
	Underlying	Underlying				Shares or	Shares or	Units, or	Units, or
	Unexercised	Unexercised				Units of	Units of	Other	Other
	Options	Options	Option			Stock that	Stock that	Rights that	Rights that
	(#)	(#)	Exercise		Option	Have Not	Have Not	Have Not	Have Not
Name & Principal	Exercisable	Unexercisable	Price	Option Grant	Expiration	Vested	Vested	Vested	Vested
Position	(1)	(2)	($)	Date	Date	(#)(3)	($)(4)	(#)(5)	($)(4)
Michael Balmuth Vice Chairman & Chief Executive Officer	0	0				792,740	$ 40,501,087	150,673	$ 7,697,884

John G. Call Senior Vice President & Chief Financial Officer	48,000	0	$ 9.51	03/20/2003	03/20/2013	47,874	$ 2,445,883	5,026	$ 256,778
	40,000	0	$ 14.71	03/17/2004	03/17/2014
	40,000	0	$ 14.31	03/17/2005	03/17/2015
	28,000	0	$ 14.83	04/13/2006	04/13/2016
Total:	156,000
Barbara Rentler President & Chief Merchandising Officer	0	0				419,918	$ 21,453,611	30,136	$ 1,539,648

Michael O'Sullivan President & Chief Operating Officer	220,724	0	$ 12.23	09/08/2003	09/08/2013	391,408	$ 19,997,035	30,136	$ 1,539,648
	20,000	0	$ 14.71	03/17/2004	03/17/2014
	117,114	0	$ 14.35	02/07/2005	02/07/2015
	38,000	0	$ 13.91	03/16/2006	03/16/2016
Total:	395,838
James S. Fassio President & Chief Development Officer Total:	40,000	0	$ 14.71	03/17/2004	03/17/2014	281,524	$ 14,383,061	30,136	$ 1,539,648
	117,114	0	$ 14.35	02/07/2005	02/07/2015
	38,000	0	$ 13.91	03/16/2006	03/16/2016
	195,114
____________________

(1)	Represents outstanding stock options that are fully vested and unexercised as of the end of fiscal 2011.
(2)	Represents stock options that remain unvested and unexercisable as of the end of fiscal 2011.
(3)	Represents shares of unvested restricted stock held by each NEO as of the end of the fiscal year:
	a.	Mr. Balmuth: Consists of 258,066 shares that vested on March 18, 2012; 222,388 shares that will vest on January 14, 2013; 177,910 shares that will vest on March 18, 2013 and 134,376 shares that will vest on May 26, 2014.

	b.	Mr. Call: Consists of 2,224 shares that vested on March 21, 2012; 4,692 shares that vested on March 31, 2012; 12,560 shares that will vest on March 19, 2013; 2,968 shares that will vest on March 21, 2013; 10,264 shares that will vest on March 18, 2014; 6,488 shares that will vest on March 17, 2015; and 8,678 shares that will vest on March 16, 2016.
	c.	Ms. Rentler: Consists of 43,058 shares that vested on March 19, 2012; 13,344 shares that vested on March 21, 2012; 18,768 shares that vested on March 31, 2012; 50,234 shares that will vest on March 19, 2013; 17,792 shares that will vest on March 21, 2013; 45,840 shares that will vest on March 17, 2014; 58,652 shares that will vest on March 18, 2014; 137,522 shares that will vest on March 17, 2015; and 34,708 shares that will vest on March 16, 2016.
	d.	Mr. O’Sullivan: Consists of 35,882 shares that vested on March 19, 2012; 13,344 shares that vested on March 21, 2012; 14,548 shares that vested on March 22, 2012; 18,768 shares that vested on March 31, 2012; 43,056 shares that will vest on March 19, 2013; 17,792 shares that vest on March 21, 2013; 45,840 shares that will vest on March 17, 2014; 58,652 shares that will vest on March 18, 2014; 114,602 shares that will vest on March 17, 2015 and 28,924 shares that will vest on March 16, 2016.
	e.	Mr. Fassio: Consists of 21,529 shares that vested on March 19, 2012; 13,344 shares that vested on March 21, 2012; 26,186 shares that vested on March 22, 2012; 14,076 shares that vested on March 31, 2012; 5,866 shares that will vest on March 18, 2013; 21,529 shares that will vest on March 19, 2013; 17,792 shares that will vest on March 21, 2013; 22,920 shares that will vest on March 17, 2014; 23,460 shares that will vest on March 18, 2014; 91,682 shares that will vest on March 17, 2015; and 23,140 shares that will vest on March 16, 2016.
(4)	The market value of the unvested shares is calculated by multiplying the number of shares by the NASDAQ closing price per share of the Company’s common stock of $51.09 on January 27, 2012 (the last trading day of the fiscal year).
(5)	Represents performance share awards, for a target number of shares that are issuable, subject to attainment of performance conditions based on adjusted pre-tax profit. For purposes of this table, it is assumed that the target number of shares will be issued upon attaining the performance goal. For fiscal 2011, the Company achieved a level of pre-tax profit relative to the target which provided for the settlement equaling 173.7% of the target award, which was issued in shares on March 19, 2012, subject to the following vesting schedule:
	a.	Mr. Balmuth: Consists of 150,673 shares that will vest on February 2, 2013, with the settlement being deferred to January 13, 2014.
	b.	Mr. Call: Consists of 1,508 shares that vested on March 19, 2012; 1,508 shares that will vest on March 19, 2013; and 2,010 shares that will vest on March 19, 2014.
	c.	Ms. Rentler: Consists of 9,041 shares that vested on March 19, 2012; 9,041 shares that will vest on March 19, 2013; and 12,054 shares that will vest on March 19, 2014.
	d.	Mr. O’Sullivan: Consists of 9,041 shares that vested on March 19, 2012; 9,041 shares that will vest on March 19, 2013; and 12,054 shares that will vest on March 19, 2014.
	e.	Mr. Fassio: Consists of 9,041 shares that vested on March 19, 2012; 9,041 shares that will vest on March 19, 2013; and 12,054 shares that will vest on March 19, 2014.

OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to our NEOs concerning the number of shares and the value realized upon the exercise of stock options and upon the vesting of restricted stock during the fiscal year ended January 28, 2012:

Option Exercises and Stock Vested (Fiscal 2011)
	Option Awards		Stock Awards
	Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized
Name & Principal	on Exercise	Exercise	Acquired on Vesting	on Vesting
Position	(#)	($) (1)	(#) (2)	($) (3)
Michael Balmuth
Vice Chairman &
Chief Executive Officer	52,486	$990,917	601,898	$26,178,599
John G. Call
Senior Vice President &
Chief Financial Officer	40,000	$987,256	19,260	$668,966
Barbara Rentler
President &
Chief Merchandising Officer	0	$0	148,950	$5,288,696
Michael O'Sullivan
President &
Chief Operating Officer	0	$0	58,716	$2,050,397
James S. Fassio
President &
Chief Development Officer	0	$0	52,640	$1,838,630
____________________

(1)	The value realized from the exercise of stock options is calculated by multiplying the number of exercised shares by the difference between the exercise price and either the sale price (for a same-day-sale transaction), or the NASDAQ closing price per share of the Company's common stock on the date of exercise.
(2)	Represents the number of shares of restricted stock held by each NEO that vested during the fiscal year.
(3)	The value realized on vesting represents the number of shares of restricted stock that vested during fiscal 2011 multiplied by the closing price per share of the Company's common stock as reported by NASDAQ on the applicable vesting date.

NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information about our NEOs’ participation in the Company’s Non-Qualified Deferred Compensation Plan (the “NQDC Plan”) and their contributions, aggregate earnings and any withdrawal activity during the year, and their account balances as of January 28, 2012. The Company made no contributions to the earnings reflected in the table during fiscal 2011.

Non-Qualified Deferred Compensation (Fiscal 2011)
	Account	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Balance at	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at
Name & Principal Position	1/30/11	Last FY (1)	Last FY	FY	Distributions	1/28/12
Michael Balmuth
Vice Chairman &
Chief Executive Officer	$702,068	$0	$0	$98	$0	$702,166
John G. Call
Senior Vice President &
Chief Financial Officer	$1,895,947	$0	$0	($58,400)	$0	$1,837,547
Barbara Rentler
President &
Chief Merchandising Officer	$0	$0	$0	$0	$0	$0
Michael O'Sullivan
President &
Chief Operating Officer	$0	$0	$0	$0	$0	$0
James S. Fassio
President &
Chief Development Officer	$5,789,430	$0	$0	$165,811	$0	$5,955,241
____________________

(1)	No NEO made contributions to the Non-Qualified Deferred Compensation Plan in fiscal 2011.

Under the terms of the Company’s NQDC Plan, all executive officers and vice presidents are eligible to defer up to 100% of their base salary and up to 100% of their annual incentive bonus earned during the year, at their election. The executive can choose from a variety of investment options under the NQDC Plan. Individual contributions and associated earnings may be deferred, without any distributions, for a maximum period of up to twelve months after the executive officer’s termination from the Company, at which time the aggregate balance in the executive’s NQDC Plan account pays out either in a lump sum or in annual installments over a period of up to a maximum of ten years, as elected by the executive.

Executive officers are eligible for a Company match for their NQDC Plan contributions to the extent that the executive officer did not receive the full Company match for which employees are eligible under the Company’s 401(k) Plan. In fiscal 2011, none of our NEOs received such a match.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described in the “Discussion of Summary Compensation Table,” we have entered into employment agreements with each of our NEOs. The current agreements provide for certain payments and other benefits if an NEO’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. In new and renewed executive employment agreements going forward, change in control cash bonus payments will apply only in “double trigger” situations, as opposed to “single trigger” situations (see “Triggering Events” discussion below). The following table describes and quantifies estimated potential payments and benefits that would become payable under the NEOs’ employment agreements as they existed in fiscal 2011, if the NEOs’ employment terminated on January 27, 2012, the last business day of our most recently completed fiscal year, or if a change in control occurred on that date. The amounts contained in the table are based on each NEO’s period of service and compensation as of January 27, 2012 and, where applicable, the Company’s closing stock price on that date. The table presents estimates of incremental amounts that would become payable had a triggering event occurred on January 27, 2012 and does not include amounts that were earned and payable as of that date regardless of the occurrence of a triggering event. The actual amounts to be paid in any instance can only be determined at the time of a triggering event.

Potential Payments upon Termination or Change in Control
Name & Principal Position	Type of Payment	Termination Without Cause, for Good Reason or Disability (1)	Termination upon Non- Renewal of Employment Agreement	Termination for Cause, Voluntary Resignation	Change in Control Regardless of Termination	Termination without Cause or for Good Reason Following a Change in Control
Michael Balmuth	Cash Severance (2)	$5,646,794	$0	$0	$0	$8,241,374
Vice Chairman &	Equity Acceleration (3)	$35,327,157	$15,794,780	$0	$44,934,064	$0
Chief Executive Officer	Estate/Financial Planning (4)	$420,000	$420,000	$420,000	$0	$420,000
	Health/Welfare Payments (5)	$1,183,581	$1,183,581	$1,183,581	$0	$1,183,581
	Total:	$42,577,532	$17,398,361	$1,603,581	$44,934,064	$9,844,955
John G. Call	Cash Severance (2)	$1,791,115	$0	$0	$0	$2,467,236
Senior Vice President &	Equity Acceleration (3)	$1,650,751	$1,637,134	$0	$2,593,736	$0
Chief Financial Officer	Estate/Financial Planning (4)	$0	$0	$0	$0	$21,667
	Health/Welfare Payments (5)	$124,323	$0	$0	$0	$124,323
	Total:	$3,566,189	$1,637,134	$0	$2,593,736	$2,613,226
Barbara Rentler	Cash Severance (2)	$5,852,036	$0	$0	$0	$5,518,994
President &	Equity Acceleration (3)	$13,611,526	$13,557,055	$0	$22,340,226	$0
Chief Merchandising Officer	Estate/Financial Planning (4)	$0	$0	$0	$0	$57,000
	Health/Welfare Payments (5)	$181,703	$0	$0	$0	$181,703
	Total:	$19,645,265	$13,557,055	$0	$22,340,226	$5,757,697
Michael O'Sullivan	Cash Severance (2)	$5,089,002	$0	$0	$0	$4,799,384
President &	Equity Acceleration (3)	$13,167,027	$13,112,556	$0	$20,883,650	$0
Chief Operating Officer	Estate/Financial Planning (4)	$0	$0	$0	$0	$57,000
	Health/Welfare Payments (5)	$181,703	$0	$0	$0	$181,703
	Total:	$18,437,732	$13,112,556	$0	$20,883,650	$5,038,087
James S. Fassio	Cash Severance (2)	$4,902,908	$0	$0	$0	$4,623,881
President &	Equity Acceleration (3)	$10,013,217	$9,972,364	$0	$15,269,677	$0
Chief Development Officer	Estate/Financial Planning (4)	$0	$0	$0	$0	$57,000
	Health/Welfare Payments (5)	$181,703	$0	$0	$0	$181,703
	Total:	$15,097,828	$9,972,364	$0	$15,269,677	$4,862,584
____________________

(1)	In the event an NEO terminates due to death, each executive would only receive a pro-rated bonus and equity acceleration related to performance share awards and common shares earned through performance share awards (with the exception of Mr. Balmuth, he and his spouse would be eligible to receive estate/financial planning and health/welfare payments for the remainder of their lives, valued at $1,603,581 based on a life expectancy of 21 years) as follows: Mr. Balmuth, $18,607,600, Mr. Call, $945,627, Ms. Rentler, $4,284,289, Mr. O’Sullivan, $4,173,710, and Mr. Fassio, $3,907,027.
(2)	Cash severance is equal to the sum of the NEO’s salary and annual bonus payable for the period beginning on January 27, 2012, as of the day following the assumed employment termination date and ending on the last day of the current term of employment under each NEO’s respective employment agreement, except that in the case of a termination “Without Cause”, “for Good Reason”, or “Disability” following a change in control the cash severance is 2.99 times the sum of the NEO’s then current annual base salary and target annual bonus (except as to Mr. Balmuth, as described). The annual bonus amount is determined in accordance with the NEO’s employment agreement, as described below. The annual salary rates as of January 29, 2012 upon which the cash severance is determined are: Mr. Balmuth, $1,209,239, Mr. Call, $532,363, Ms. Rentler, $997,739, Mr. O’Sullivan, $867,646, and Mr. Fassio, $835,918. The annual bonus rates upon which the cash severance is determined, as provided by their respective employment agreements described below are: Mr. Balmuth, $1,209,239 (100% of salary); Mr. Call, $292,800 (55% of salary); Ms. Rentler, $848,078 (85% of salary); Mr. O’Sullivan, $737,499 (85% of salary), and Mr. Fassio, $710,530 (85% of salary).

(3)	Equity acceleration represents the value of restricted stock and performance share awards held by each NEO on the assumed termination date of January 27, 2012, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the NEO’s employment agreement, as described below. The value of each share subject to accelerated restricted stock and performance share award vesting is equal to our stock’s closing market price of $51.09 on the NASDAQ on January 27, 2012. The number of shares remaining unvested under each NEO’s restricted stock awards and performance share awards is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table.
(4)	These amounts represent continued reimbursement by the Company of the NEO’s estate and financial planning expenses for the period provided by the NEO’s employment agreement, as described below. The amounts presented assume each NEO receives the maximum annual benefit provided by the Company, as follows: Mr. Balmuth, $20,000, Mr. Call, $10,000, and $18,000 for each of Ms. Rentler, Mr. O’Sullivan and Mr. Fassio. Mr. Balmuth is entitled to lifetime benefits, assumed to be provided for his life expectancy of 21 years and each of the other NEOs is entitled to the remainder of the agreement term upon a termination of employment following a change in control.
(5)	In accordance with Mr. Balmuth’s employment agreement described below, the amounts included in the table for Mr. Balmuth reflect the lifetime provision at the Company’s expense for Mr. Balmuth of executive medical, dental, vision, behavioral health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance and certain “matching contributions” (as that term is defined by his employment agreement), to the extent provided to him at the date of the applicable event. This value was calculated based on the current annual cost of those benefits of $56,361 and life expectancy of 21 years for Mr. Balmuth. For the other NEOs, the amounts in the table reflect medical, dental, vision and behavioral health insurance coverage for the greater of two years or the remainder of the agreement term upon termination of employment following a change in control or termination for “Without Cause,” “For Good Reason,” or “Disability.”

Triggering Events

The right to payments and benefits upon termination of employment under the executive employment agreements existing in fiscal 2011, described in the table above, depend upon the circumstances of an NEO’s termination. These circumstances are defined in each NEO’s employment agreement, and include the following:

  Termination without Cause: We will have terminated an NEO without cause if we terminate the NEO’s employment for any reason other than “cause” or the NEO’s disability or death.
  Termination for Cause: We will have “cause” for termination for an NEO’s continuous failure to perform his or her duties; for theft, dishonesty, breach of fiduciary duty for personal profit or falsification of Company documents; for material failure to abide by applicable code(s) of conduct or other policies; for knowing or intentional misconduct that results in the Company having to prepare an accounting restatement; for the unauthorized use, misappropriation, destruction or diversion of Company assets; for intentional, illegal or grossly negligent conduct that materially injures the Company; or for other material breaches of the NEO’s employment agreement with the Company. Prior to such termination, we must provide the NEO a specified amount of advance notice and opportunity to cure the conduct/violation, to the extent cure is possible.
  Termination for Good Reason: An NEO may resign for “good reason” within sixty days after providing written notice to the Company any of the following events, if the Company does not cure within thirty business days after such notice: (1) the Company’s failure to comply with any material provision of the NEO’s employment agreement; (2) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the NEO’s position without the NEO’s written consent; or (3) a relocation of the NEO’s principal place of employment by more than 25 miles (40 miles in the case of Mr. Balmuth), without the NEO’s written consent. In addition, Mr. Balmuth’s agreement permits him to resign for good reason if he is not elected Chairman of the Board of Directors when Mr. Ferber ceases to fill that office.
  Termination Due to Disability: An NEO’s employment will have terminated due to disability if the NEO is absent from his or her duties on a full-time basis for a period of six consecutive months as a result of a physical or mental illness, impairment or condition.
  Termination upon Non-Renewal of Employment Agreement: The NEOs’ employment agreements typically provide for an initial term of three or four years, subject to one or more extensions for additional consecutive terms. However, an NEO’s employment agreement will expire at the end of its then current term if either the NEO fails to request an extension of the employment agreement term or the Compensation Committee does not approve an extension.

  Voluntary Resignation: An NEO’s employment terminates as a result of voluntary resignation if the NEO resigns for any reason other than “good reason” or disability.

In addition to payments and benefits resulting from the employment termination circumstances described above, the NEOs’ employment agreements provide for certain payments and benefits in connection with a change in control of the Company. Under the NEO employment agreements existing in fiscal 2011, these payments and benefits had either a “single trigger” or a “double trigger” as follows:

  Change in Control without Regard to Termination: As described below, our current NEO employment agreements provide for accelerated vesting of restricted stock and performance share awards on a “single trigger” basis, meaning triggered by the occurrence of a change in control of the Company and not conditioned on the NEO’s subsequent termination of employment. The NEO employment agreements provide that a “change in control” of the Company occurs if: (1) any person or group acquires more than 35% of the total voting power of the Company’s stock; (2) the Company is a party to a merger in which any person or group acquires more than 50% of the total fair market value or total voting power of the Company’s stock; or (3) there is a sale, exchange or transfer of all or substantially all of the Company’s assets.

  Termination without Cause or for Good Reason following Change in Control: In addition to the accelerated vesting of restricted stock on a “single trigger” basis, the NEO employment agreements provide for certain additional payments and benefits on a “double trigger” basis. These additional payments and benefits are provided if, during the period beginning one month prior to and ending twelve months following a change in control, the NEO’s employment is terminated without cause or the NEO resigns for good reason.

Employment Agreement with Mr. Balmuth

Our existing agreement with Mr. Balmuth provides that if his employment is terminated without cause, if he resigns for good reason, or if his employment terminates due to disability, he would be entitled to continued payment of his then current salary through the remaining term of his employment agreement. He would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, with the bonus amount based on the annual bonus that would have been earned had he not been terminated, but in any case not to exceed 100% of his target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned and determined would vest in full. Performance shares prior to earned determination date would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

If Mr. Balmuth’s employment agreement expires as a result of its non-renewal, Mr. Balmuth would be entitled to any compensation and benefits earned through the date of expiration. He would also be entitled to receive a prorated bonus for the completed fiscal year, capped at 100% of target. His unvested restricted stock would vest in full. Performance shares earned and determined would vest in full. Performance shares prior to earned determination date would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

If Mr. Balmuth is terminated for cause or resigns voluntarily other than for good reason, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date. Any unvested restricted stock awards and performance share awards would be forfeited as of his termination date. In event of Mr. Balmuth’s death, performance shares earned and determined would vest in full. Performance shares prior to earned determination date would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed and the heirs or estate would receive payment of a pro-rated bonus for that year, capped at 100% of target.

In addition to the payments and benefits described above, under the terms of his employment agreement, Mr. Balmuth and his spouse will continue to be eligible for certain Company-paid benefits until their respective deaths, regardless of the reason for Mr. Balmuth’s termination of employment. These benefits include executive medical, dental, vision and behavioral health insurance, life insurance, accidental death and dismemberment insurance, travel insurance, group excess personal liability insurance, estate planning expense reimbursements and certain “matching contributions” (as that term is defined in his agreement).

Under Mr. Balmuth’s current employment agreement, if the Company undergoes a change in control, his restricted stock and target number of performance shares would immediately vest in full.

If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for any reason, in addition to the equity acceleration triggered by the change in control as described above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent annual bonus paid to him or his target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of full and partial years remaining under the term of his employment agreement.

Mr. Balmuth’s employment agreement provides that if he becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits he receives under his employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a “gross-up” payment.

Employment Agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan and Mr. Fassio

Our current agreements with Mr. Call, Ms. Rentler, Mr. O’Sullivan, and Mr. Fassio provide that if the NEO’s employment is terminated due to disability, without cause, or if he or she resigns for good reason, the NEO would be entitled to continued payment of his or her then current salary through the remaining term of the employment agreement. The NEO would also be entitled to continued payment of an annual bonus through the remainder of the agreement term, prorated for the final year of the agreement term, with the bonus amount based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares would be based on actual performance against target, capped at 100% of target and pro-rated based on time employed.

If the NEO’s employment agreement expires as a result of its non-renewal, he or she would be entitled to any compensation and benefits earned through the date of expiration. In addition, the NEO would be entitled to receive an annual bonus for the year of termination, prorated for the portion of the bonus year elapsing prior to termination of employment, based on the annual bonus that would have been earned had the NEO not been terminated, but in any case not to exceed 100% of his or her target bonus. Restricted stock would immediately vest on a prorated basis, based on time employed. Performance shares earned would be based on actual performance against target, capped at 100% of target and prorated based on time employed.

If the NEO is terminated for cause, resigns voluntarily other than for good reason, or dies, he or she would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date (for death, a prorated annual bonus for the year of termination would be paid, capped at 100% of the NEO’s target). Restricted stock would be forfeited on termination. In event of death, performance share awards would be earned based on actual performance against target, capped at 100% of target and prorated based on time employed. Unvested shares previously issued in settlement of performance shares vest in full at termination.

In the event there is a change in control of the Company, all restricted stock and the target number of performance share awards held by the NEO would vest in full.

If within a period beginning one month prior to and ending one year following a change in control of the Company, the NEO’s employment is terminated either by the Company without cause or he or she resigns for good reason, the NEO would be entitled to a cash payment equal to 2.99 times the sum of his or her then current salary and target annual bonus. In addition, the NEO would be entitled to continuation of health care coverage at the Company’s expense and reimbursement of estate planning expenses for the remainder of his or her employment agreement.

The NEOs’ employment agreements provide that if he or she becomes subject to any excise tax imposed by Section 4999 of the Internal Revenue Code on “excess parachute payments” as a result of any payments and benefits the NEO receives under his or her employment agreement or any other Company plan or agreement, then the Company will pay the NEO an amount that places the NEO in the best after-tax position. The Company does not provide the NEO with a “gross-up” payment.

Applicable Terms of Equity Award Plans

Under the terms of our equity award plans, the Board of Directors generally has the discretion to provide for the acceleration of vesting in the event of a change in control or other circumstances as determined by the Board in its discretion. Under the terms of the individual award agreements for each participant in our equity award plans, including executive officers, the Board has provided that, in the event of a change in control of the Company, any unvested shares of restricted stock will automatically become completely vested and the vesting of any outstanding stock options that are not assumed by the acquiring or successor corporation will be accelerated in full.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Orban and Mr. Bjorklund have served on our Compensation Committee of our Board for the past fiscal year. None of the members of the Compensation Committee are or have been an officer or employee of the Company. During fiscal 2011, no member of the Compensation Committee had any relationship with the Company requiring disclosure of a related party transaction under Item 404 of Regulation S-K. During fiscal 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

RELATED PERSON TRANSACTIONS

The Company maintains consulting and benefits agreements with Mr. Ferber, its Chairman of the Board. Further details are described in this Proxy Statement under the caption “Compensation of Directors.” The Company’s procedure for the review, approval or ratification of related party transactions is to present them to the Audit Committee for its approval, except for executive and director compensation-related matters approved by the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Directors and officers are required by Section 16 of the Securities Exchange Act of 1934 to report to the Securities and Exchange Commission their transactions in, and beneficial ownership of, our common stock, including stock options and other derivative securities. Reports received by the Company indicate that all reports were filed on a timely basis, except for the following: Form 4 filings for our directors (grant of 2,444 restricted shares each); Form 4 filing relating to Michael Balmuth (grant of 134,376 restricted shares); Form 4 filing relating to James S. Fassio (transfer of 10,000 shares); and Form 3 and Form 4 filings relating to Douglas Baker, President and Chief Merchandising Officer, dd’s DISCOUNTS (initial Section 16(a) statement, grant of 28,924 restricted shares, grant of 22,240 restricted shares and sale of 9,064 shares).

PROXY SOLICITATION FEES

The cost of distribution of materials and any solicitation of proxies will be borne by the Company. We have retained Broadridge Financial Solutions, Inc. to assist in the distribution of materials. We have also retained D.F. King & Co. to provide assistance in soliciting proxies, for a fee of approximately $7,500 plus expenses.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournments or postponements thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at our next Annual Meeting of Stockholders (1) must be received by the Company at its offices at 4440 Rosewood Drive, Pleasanton, California 94588-3050 no later than December 4, 2012 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

By Order of the Board of Directors,

Mark LeHocky
Corporate Secretary

Dated: April 3, 2012

ROSS STORES, INC. 4440 ROSEWOOD DRIVE PLEASANTON, CA 94588-3050
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M44098-P23405	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ROSS STORES, INC.		For	Withhold	For All
		All	All	Except
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES, "FOR" EACH OF PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4:		☐	☐	☐
1.	To elect three Class II Directors for a one-year term as proposed in the accompanying Proxy Statement
Nominees:

	01)	Michael Balmuth
	02)	K. Gunnar Bjorklund
	03)	Sharon D. Garrett
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending February 2, 2013.	☐	☐	☐

4.	Stockholder proposal by the Sheet Metal Workers' National Pension Fund, if properly presented at the Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M44099-P23405

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Balmuth and Mark LeHocky, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc. (the "Company"), to be held on May 16, 2012 at 1:00 p.m. PDT, at the Company's corporate office located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES, FOR EACH OF PROPOSALS 2 AND 3, AGAINST PROPOSAL 4, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)